Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

VERTICALNET, INC.
(a Pennsylvania corporation),

AND

PATRICK LAWTON,

BRENT SUMMERS,

PETER LINSELL,

ANDREW KNOTTS,

COLIN ROBERTSON

AND

ALPHEN TRADING LIMITED
(a private limited company)

July 22, 2005

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of July 22, 2005, by and among Verticalnet, Inc., a Pennsylvania corporation (“Buyer”), Patrick Lawton, an adult individual (“Lawton”), Brent Summers, an adult individual (“Summers”), Peter Linsell, an adult individual (“Linsell”), Andrew Knotts, an adult individual (“Knotts”), Colin Robertson, an adult individual (“Robertson”), and Alphen Trading Limited, a private limited company duly incorporated under the laws of the British Virgin Islands with registered number 517240 (“Alphen Trading”). Each of Lawton, Summers, Linsell, Knotts, Robertson and Alphen Trading are referred to herein individually as a “Shareholder” and collectively as the “Shareholders.” Each of the Buyer, Lawton, Summers, Linsell, Knotts, Robertson and Alphen Trading are referred to herein individually as a “Party” and collectively as the “Parties.”

Background

The Shareholders own the entire issued share capital of the Company, being £133.80 divided into 5,100 A ordinary shares of £0.01 each (“A Shares”), 4,900 B ordinary shares of £0.01 each (“B Shares”) and 3,380 C ordinary shares of £0.01 each (“C Shares”) (collectively the “Shares” and so that the term “Shares” shall, except where expressly provided otherwise, when used in this Agreement, refer to any one or more of the A Shares, the B Shares and/or, as the case may be, the C Shares). The Shareholders desire to sell to the Buyer, and the Buyer desires to purchase from the Shareholders, all of the Shares upon the terms and subject to the conditions set forth in this Agreement.

Terms and Conditions

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions.

Certain terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

“5/31 Balance Sheet” has the meaning set forth in Section 3.06(a).

“A Shares” has the meaning set forth in the Recital

“Accounts Receivable” means, with respect to any Person, any trade accounts receivable or notes receivable.

“Advanced Sourcing Revenue” means services revenue determined in accordance with U.S. GAAP, which is derived from the Buyer’s current offering addressing complex category sourcing for categories such as transportation, packaging, commercial print, and maintenance, repair, and operations that encompass a services based approach combined with advanced technologies such as expressive bidding and bundling and optimization.

“Affiliate” or “affiliate” means, with respect to a particular Person, any Person controlling, controlled by or under common control with that Person as well as any officers, directors and majority owned entities of that Person. The term “control” and phrases of similar import, as used in this definition, means the possession, directly or indirectly, of the power to direct or cause the direction or management of the policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble, and shall include each of the Schedules and Exhibits to this Agreement.

“Alphen Trading” has the meaning set forth in the preamble.

“Alphen Trading Shares” has the meaning set forth in Section 2.02(a).

“Arbitration Firm” has the meaning set forth in Section 2.08(c).

“Assets” means with respect to a Person, all of the assets of every kind and description, real and personal, tangible and intangible, that are owned, leased or licensed by such Person.

“Assumed Transaction Expenses” has the meaning set forth in Section 7.05.

“B Shares” has the meaning set forth in the Recital.

“Books and Records” includes all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records.

“Business” means the entire business and operations of the Company as conducted as of the Closing Date.

“Business Day” means any day other than a Saturday or Sunday, or a day on which the banking institutions of the Commonwealth of Pennsylvania and London, England are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Channel Partners” means those Persons listed on Schedule 1.01(a).

“Buyer Common Stock” shall mean shares of common stock of Buyer, par value $0.01 per share.

“Buyer Indemnified Party” means the Buyer, the Buyer’s Affiliates and each of their respective officers, directors and employees.

“Buyer’s Representatives” has the meaning set forth in Section 6.04(a).

“Buyer Retail Prospects” means those Persons listed on Schedule 1.01(b).

“C Shares” has the meaning set forth in the Recital.

“Charter Documents” means a Person’s memorandum or articles of association, certificate or articles of incorporation or formation, certificate defining the rights and preferences of securities, articles of organization, bylaws, general or limited partnership agreement, operating or limited liability company agreement, certificate of limited partnership, joint venture agreement or similar document governing such Person.

“Claim Notice” has the meaning set forth in Section 6.02(a).

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” means the date of the Closing.

“Company” means Digital Union Limited, a private limited company registered in England under no: 04141693.

“Company Permits” has the meaning set forth in Section 3.22.

“Component” means any Software, Product, Custom Software or Database.

“Confidential Information” has the meaning set forth in Section 5.03(d).

“Confidentiality Agreement” has the meaning set forth in Section 3.12(g)(ii).

“Contract” means any written or oral contract, agreement, lease, license or instrument that is binding on any Person or its Assets under any applicable Law.

“Copyrights” means all copyrights in both published and unpublished works and all registrations and applications for registration for copyrights in any jurisdiction throughout the world, and any renewals, modifications and extensions thereof.

“Court Order” means any judgment, order, decree, injunction or ruling of any Governmental Body that is binding on any Person or its Assets under applicable Law.

“Custom Software” means any computer software that has been developed or designed specifically for use in the Business.

“Database” means any data and other information recorded, stored, transmitted and retrieved in electronic form by a Product, whether located on any Product or archived in storage media of a type employed or used in conjunction with any Product.

“Digital Union Channel Partners” means those Persons listed on Schedule 1.01(c).

“Digital Union Customers” means the current and prospective customers of the Company set forth on Schedule 1.01(d).

“Disclosure Schedule” means any of the schedules set forth in Exhibit A attached hereto containing information relating to the Company and the Shareholders and exceptions to the representations and warranties set forth in Article III and other provisions hereof.

“DUUK” has the meaning set forth in Section 3.29(g).

“DUUK Administration” means the administration of DUUK following the appointment of Carl Stuart Jackson and Nigel Ian Fox on 28 May 2005, as joint administrators (the “Administrators”) of DUUK under the provisions of paragraph 22 of Schedule B1 to the Insolvency Act 1986 (as amended) of Great Britain.

“Earn Out Payment” has the meaning set forth in Section 2.03(a).

“Earn Out Proportion” means 43.67% with respect to Lawton, 49% with respect to Alphen Trading, 5.43% with respect to Summers, and 1.9% with respect to Robertson.

“Earn Out Revenue” means the sum in Pounds Sterling of (a) the gross revenue recognized from licensing of the Company’s software products that exist on the date hereof to the Digital Union Customers, (b) 50% of the gross revenue recognized from the Company’s provision of consulting and implementation services to the Digital Union Customers, (c) the gross revenue recognized from licensing the Company’s or the Buyer’s software products that exist on the date hereof to any Person Introduced to the Company or to the Buyer or its Affiliates by International Business Machines (“IBM”) or by any other Digital Union Channel Partner, excluding, however, any Buyer Retail Prospects, (d) the Company’s gross profit earned from the products and services of IBM resold by the Company, (e) the Buyer’s gross revenue recognized for all software products of the Buyer sold to the Digital Union Customers or resold through such Digital Union Customers, (f) the gross revenue recognized from licensing of the Company’s and the Buyer’s software products that exist on the date hereof to any New Customer, but excluding (i) the Excluded Customers and (ii) any customer Introduced to the Company or the Buyer by any Buyer Channel Partner, (g) 50% of the gross revenue recognized from the Company’s provision of consulting and implementation services to the New Customers but excluding the Excluded Customers and (h) 50% of the Buyer’s gross revenue recognized from the Buyer’s provision of services to the Digital Union Customers that have a written contract with the Buyer on the date hereof, all of which (which, for the avoidance of doubt, consists of the items in clauses (a) through (h) above) shall be determined in accordance with U.S. GAAP and shall be determined for the 12 month period ending on the first anniversary of the Closing Date; provided, however, that each of the following shall be excluded from the determination of Earn Out Revenue: (i) all Advanced Sourcing Revenue and (ii) any revenue attributable to any business, company or group of assets constituting substantially all of the assets of a company that is acquired by the Buyer or one of its Affiliates after the date hereof. If any revenue or gross profits are recognized as Dollars, such revenue or gross profit shall be converted into Pounds Sterling using the average daily exchange rate in effect for the month ending when such revenue or gross profits were recognized pursuant to U.S. GAAP.

“Earn Out Shareholders” means Lawton, Summers, Robertson and Alphen Trading, collectively.

“Earn Out Statement” has the meaning set forth in Section 2.08(a).

“Earn Out Value” means the product of the amount of shares of Buyer Common Stock issued in respect of the Earn Out Payment, if any, times the Price Per Share.

“Embedded Control” means any microprocessor, microcontroller, smart instrumentation or other sensor, driver, monitor, robotic or other device containing a semiconductor, memory circuit, BIOS, PROM or other microchip.

“Employee Shareholder” means Lawton, Summers, Linsell, Knotts and Robertson.

“Employment Agreement” has the meaning set forth in Section 2.05(d).

“Encumbrance” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any Assets or interest in any Assets, including any restriction on the use, voting, receipt of income or other exercise of any attributes of ownership.

“Environmental Consents” means any permit, license, authorization, approval or consent required under or in relation to Environmental Laws by the Company relating to the use of, or any activities or operations carried out at, the Property.

“Environmental Law” means all international, European Union, national or local laws (including common law, statute law, civil, criminal law), relating to protection of the environment and applicable to the Company and its Business and Property.

“Escrow Account” has the meaning set forth in Section 2.02(a).

“Escrow Agent” means J.P. Morgan Trust Company, National Association, as escrow agent under the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.02(a).

“Escrow Shares” has the meaning set forth in Section 2.02(a).

“Event” has the meaning set forth in the Tax Deed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Customers” means the customers and potential customers set forth on Schedule 1.01(e).

“Exhibit” means any exhibit to this Agreement.

“Financial Statements” has the meaning set forth in Section 3.06(a).

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

“Hardware” means any mainframe, midrange computer, personal computer, notebook or laptop computer, server, switch, printer, modem, driver, peripheral or any component of any of the foregoing.

“Indemnification Cap” means: (a) in the case of each Employee Shareholder, (i) in respect of the period from Closing up to and including the first anniversary of the Closing Date, such Employee Shareholder’s Pro Rata Share of the sum of the Initial Stock Value and the Earn Out Value; (ii) in respect of any period commencing after the first anniversary of Closing, such Employee Shareholder’s Revised Proportionate Share of the sum of the Initial Stock Value and the Earn Out Value; (b) in the case of Alphen Trading $753,008 and (c) in the case of the Buyer, the sum of the Initial Stock Value and the Earn Out Value.

“Indemnified Party” has the meaning set forth in Section 6.02(a).

“Indemnifying Party” has the meaning set forth in Section 6.02(a).

“Initial Stock Value” means $3,045,285

“Intellectual Property” means any Copyrights, Patents, Trademarks, Internet domain names and Trade Secrets.

“Introduced” means the formal business introduction to a qualified buyer, which is not an existing customer of the Buyer or a prospective customer that is actively listed on the Buyer’s pipeline tracking system, exploring such qualified buyer’s purchase of the Buyer’s software and services.

“Knotts” has the meaning set forth in the preamble.

“Knotts Shares” has the meaning set forth in Section 2.02(a).

“Know” or “Knowledge” and words of similar import, with respect to an individual, mean an individual shall be deemed to have knowledge of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter, or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. In the case of the Warrantors, the Warrantors will be deemed to have “Knowledge” of a particular fact or other matter if Lawton, Summers, Linsell, Knotts, Robertson or Brett Palos has Knowledge (as contemplated by clauses (a) or (b) above) of such fact or other matter on the date of this Agreement. In the case of the Buyer, the Buyer will be deemed to have “Knowledge” of a particular fact or other matter if Gene Godick, Nate Lentz or Christopher Kuhn has Knowledge (as contemplated by clauses (a) or (b) above) of such fact or other matter on the date of this Agreement.

“Law” means any constitution, statute, law, code, ordinance, regulation, order or rule of any Governmental Body as well as any applicable principle of common law.

“Lawton” has the meaning set forth in the preamble.

“Lawton Non-Competition Period” has the meaning set forth in Section 5.03(a).

“Lawton Restricted Party” has the meaning set forth in Section 5.03(a).

“Lawton Shares” has the meaning set forth in Section 2.02(a).

“Lease 1” means the Lease dated 18th October 2004 and made between Surrey & Counties (Sutton) Limited (1) and Digital Union UK Limited (2).

“Lease 2” means the Lease dated 1st December 2004 and made between Surrey & Counties (Sutton) Limited (1) and Digital Union UK Limited (2).

“Lease” means Lease 1 and Lease 2.

“Letter Agreements” shall have the meaning set forth in Section 2.06(n).

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, secured or unsecured, accrued or unaccrued, choate or inchoate, due or to become due, liquidated or unliquidated, known or unknown.

“Linsell” has the meaning set forth in the preamble.

“Linsell Shares” has the meaning set forth in Section 2.02(a).

“Litigation” means any dispute, claim, action, litigation, suit, proceeding, mediation or investigation (whether public, private or governmental).

“Loss” has the meaning set forth in Section 6.01(a).

“Material Adverse Effect” means a change, event or effect that is materially adverse to the (a) assets, business or condition (financial or otherwise), properties, Liabilities, reserves, working capital, earnings, technology or existing relations with existing customers, suppliers, distributors, employees or regulators of a Person, or (b) the right or ability to consummate the transactions contemplated hereby. Notwithstanding the above, the following shall not constitute a Material Adverse Effect: (i) any changes or effects which are substantially due to changes in the U.S. or UK economy or financial markets generally, or (ii) any changes or effects which are substantially due to changes in the industry in which the Person and its subsidiaries operate that affect substantially all Persons active in such industry substantially in the same manner and to the same extent.

“Minor Claim Threshold” has the meaning set forth in Section 6.01(d).

“New Customers” means any new customers of the Company that are located in the United Kingdom, Italy or Spain.

“Non-Competition Period” has the meaning set forth in Section 5.03(b)

“Notice of Disagreement” has the meaning set forth in Section 2.08(b).

“Notice Period” has the meaning set forth in Section 6.02(a).

“Off-the-Shelf Software” means any applications software that is licensed to the Company by a third party in its standard, unmodified condition pursuant to a “shrinkwrap,” “clickwrap” or other standard license agreement for a one-time license fee of £10,000 or less.

“ordinary course” or “ordinary course of business” means, with respect to an action taken by any Person, an action that is consistent in nature, scope and magnitude with the past practices of such Person.

“Party” and “Parties” are defined in the preamble.

“Patents” means all patents and patent applications together with any extensions, reexaminations and reissues of such patents, patents of addition, divisions, continuations, continuations-in-part, and any subsequent filings in any country or jurisdiction throughout the world claiming priority therefrom.

“Permitted Encumbrances” means (a) liens for Taxes, assessments or similar charges not yet due and payable and (b) liens not yet due and payable of mechanics, materialmen, warehousemen or carriers.

“Person” means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

“Price Per Share” means $0.683, which shall be subject to appropriate adjustments from time to time for any stock splits or similar transactions with respect to the Buyer Common Stock occurring after the date of this Agreement.

“Product” means any Software, Component or System, excluding Embedded Controls and Hardware, sold, licensed, distributed or marketed by the Company in the operation of the Business as it has been and is currently conducted.

“Projected Revenue” means £1,944,500.

“Property” means Ground Floor, Alexandra House, 1-5 Alexandra Terrace, Guildford, Surrey, as is more particularly described in and demised by Lease 1, and Part First Floor, Alexandra House, 1-5 Alexandra Terrace, Guildford, Surrey, as is more particularly described in and demised by Lease 2.

“Pro Rata Share” means 39.07% with respect to Lawton, 49% with respect to Alphen Trading, 4.86% with respect to Summers, 0.51% with respect to Linsell, 4.86% with respect to Knotts, and 1.7% with respect to Robertson.

“Public Documents” has the meaning set forth in Section 4.04.

“Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standards License (SISL); (7) the BSD License; and (8) the Apache License.

“Purchase Price” has the meaning set forth in Section 2.01.

“Registration Rights and Lock Up Agreement” has the meaning set forth in Section 2.05(c).

“Released Claims” has the meaning set forth in Section 7.13.

“Released Parties” has the meaning set forth in Section 7.13.

“Releasors” has the meaning set forth in Section 7.13.

“Relief” has the meaning set forth in the Tax Deed.

“Representative” means, with respect to any Person, any of such Person’s agents (including such Person’s accountants, counsel, directors, officers, employees or investment bankers).

“Required Consents” has the meaning set forth in Section 3.05.

“Restricted Party” has the meaning set forth in Section 5.03(b).

“Revised Proportionate Share” means 76.6% with respect to Lawton, 9.53% with respect to Summers, 1% with respect to Linsell, 9.53% with respect to Knotts, and 3.34% with respect to Robertson.

“Robertson” has the meaning set forth in the preamble.

“Robertson Shares” has the meaning set forth in Section 2.02(a).

“Schedule” means any schedule to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Indemnified Party” has the meaning set forth in Section 6.01(c).

“Shareholders” has the meaning set forth in the preamble.

“Shareholders’ Representative” has the meaning set forth in Section 7.12(a).

“Shares” has the meaning set forth in the Recital.

“Significant Customers” has the meaning set forth in Section 3.15(a).

“Significant Suppliers” has the meaning set forth in Section 3.15(a).

“Software” means any computer software of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., purchase or service order processing, etc.), all computer operating, security or programming software, and any and all written documentation and object and source codes related thereto, including Custom Software and Off-the-Shelf Software.

“Subsidiary” has the meaning assigned in Section 736 of the UK Companies Act 1985.

“Summers” has the meaning set forth in the preamble.

“Summers Shares” has the meaning set forth in Section 2.02(a).

“System” means any combination of Software, Custom Software or Database.

“Tax” or “Taxes” has the meaning set forth in the Tax Deed.

“Tax Authority” has the meaning set forth in the Tax Deed.

“Tax Deed” means the deed of indemnity in the agreed form to be entered into on Closing by Alphen Trading, Lawton, Summers, Linsell, Knotts, Robertson and the Company.

“Taxes Act” the Income & Corporation Taxes Act of 1988 of Great Britain.

“Tax Returns” mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Warranties” means the warranties and representations set out in Section 3.23.

“Threshold” has the meaning set forth in Section 6.01(d).

“Trade Secrets” means all proprietary know-how, trade secrets, customer lists, personnel information, sales and profit figures, distribution and sales methods, supplier lists, technology rights and licenses, specifications and other technical information, data, process technology, plans, drawings (including engineering and auto-cad drawings), innovations, designs, ideas, proprietary information and blue prints, or computer source code, owned or licensed by the Company.

“Trademarks” means trademarks, service marks, trademark and service mark applications, trade names, logos, brand names, certification marks, trade dress, goodwill associated with the foregoing, and all registrations in any jurisdictions throughout the world of, and all applications in any jurisdiction throughout the world to register, the foregoing, including any extension, modification or renewal of any such registration or application thereto.

“Transactions” means the purchase and sale of the Shares pursuant to the terms and conditions set forth herein.

“Transaction Documents” means the Escrow Agreement, the Registration Rights and Lock Up Agreement, the Letter Agreements, the Employment Agreement the Tax Deed and the Deed of Release to be executed and delivered in connection with the Transactions.

“Uncollected Accounts Receivable” has the meaning set forth in Section 5.04.

“U.K. GAAP” has the meaning set forth in Section 1.02.

“U.S. GAAP” means generally accepted accounting principles of the United States of America.

“VAT” means value added tax or any similar sales or turnover tax in any relevant jurisdiction.

“VAT Legislation” means the Value Added Tax Act 1994 of Great Britain and all other relevant enactments in relation to VAT and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with any relevant Tax Authority or any concession referred to in the Disclosure Schedule.

“Warrantors” means Alphen Trading, Lawton, Summers, Knotts, Linsell and Robertson.

Section 1.02 Accounting Terms. Any accounting terms used in this Agreement shall, unless otherwise specifically provided, have the meanings customarily given to them in accordance with United Kingdom generally accepted accounting principles (“U.K. GAAP”) and all financial computations hereunder or thereunder shall, unless otherwise specifically provided, be computed in accordance with U.K. GAAP consistently applied.

Section 1.03 Valuation. Unless otherwise stated herein, for the purposes of computing the value of shares of Buyer Common Stock hereunder, each share of Buyer Common Stock shall be deemed to have a value equal to the Price Per Share.

Section 1.04 General Rules of Interpretation. When a reference is made in this Agreement to “preamble”, “Recitals”, “Sections”, “Annexes” “Exhibits” or “Schedules”, such reference shall be to the preamble of, Recital or Section of, or Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents contained in this Agreement is for reference purposes only and is not part of this Agreement. The Schedules, Annexes and Exhibits of this Agreement form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include all Schedules, Annexes and Exhibits. The terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to “Dollars” or “$” means United States dollars and all references to “Pounds Sterling” or “£” means United Kingdom pounds sterling.

To the extent that any sum or amount of money set out or otherwise described in this Agreement or which arises in relation to or in connection with any transaction contemplated by this Agreement, expressed to be in either Pounds Sterling or Dollars, is required in any circumstance to be converted into any other currency, including Pounds Sterling or Dollars, then such sum or amount shall be converted into the required currency at the then prevailing exchange rate between the respective currencies according to the Eastern Edition of The Wall Street Journal as at close of business on the day on which conversion takes place and, to the extent that such conversion takes place on a day other than a Business Day, then as at close of business on the next successive Business Day.

ARTICLE II.

PURCHASE AND SALE

Section 2.01 Purchase and Sale of the Shares from the Shareholders. Subject to the terms and conditions contained in this Agreement, on the Closing Date each Shareholder shall sell, assign, transfer and deliver with full title guarantee to the Buyer, and the Buyer shall purchase from each such Shareholder, all of the Shares registered in that Shareholder’s name with all rights attached or accruing to such Shares at the Closing Date free and clear of all Encumbrances for an aggregate purchase price of 4,458,690 shares of Buyer Common Stock (“Purchase Price”) allocated as follows:

(a) Lawton shall sell, assign, transfer and deliver with full title guarantee to the Buyer, and the Buyer shall purchase from Lawton with all rights attached or accruing to them free and clear of all Encumbrances, 3,903 A Shares in exchange for 1,723,269 shares of Buyer Common Stock, subject to adjustment as provided in this Agreement;

(b) Alphen Trading shall sell, assign, transfer and deliver with full title guarantee to the Buyer, and the Buyer shall purchase from Alphen Trading with all rights attached or accruing to them free and clear of all Encumbrances, 4,900 B Shares and 3,380 C Shares in exchange for 2,205,000 shares in aggregate of Buyer Common Stock, subject to adjustment as provided in this Agreement;

(c) Summers shall sell, assign, transfer and deliver with full title guarantee to the Buyer, and the Buyer shall purchase from Summers with all rights attached or accruing to them free and clear of all Encumbrances, 488 A Shares in exchange for 215,409 shares of Buyer Common Stock, subject to adjustment as provided in this Agreement;

(d) Linsell shall sell, assign, transfer and deliver with full title guarantee to the Buyer, and the Buyer shall purchase from Linsell with all rights attached or accruing to them free and clear of all Encumbrances, 51 A Shares in exchange for 22,950 shares of Buyer Common Stock, subject to adjustment as provided in this Agreement;

(e) Knotts shall sell, assign, transfer and deliver with full title guarantee to the Buyer, and the Buyer shall purchase from Knotts with all rights attached or accruing to them free and clear of all Encumbrances, 488 A Shares in exchange for 215,409 shares of Buyer Common Stock, subject to adjustment as provided in this Agreement; and

(f) Robertson shall sell, assign, transfer and deliver with full title guarantee to the Buyer, and the Buyer shall purchase from Robertson with all rights attached or accruing to them free and clear of all Encumbrances, 170 A Shares in exchange for 76,653 shares of Buyer Common Stock, subject to adjustment as provided in this Agreement.

Section 2.02 Delivery of the Shares; Escrow.

(a) In satisfaction of the Buyer’s obligation to pay the Purchase Price, on the Closing Date, the Buyer shall (i) deliver to Lawton 1,464,779 shares of Buyer Common Stock (the “Lawton Shares”), (ii) deliver to Alphen Trading 1,874,250 shares of Buyer Common Stock (the “Alphen Trading Shares”) (iii) deliver to Summers 183,098 shares of Buyer Common Stock (the “Summers Shares”), (iv) deliver to Linsell 19,507 shares of Buyer Common Stock (the “Linsell Shares”), (v) deliver to Knotts 183,098 shares of Buyer Common Stock (the “Knotts Shares”), (vi) deliver to Robertson 65,155 shares of Buyer Common Stock (the “Robertson Shares”) and (vii) deposit 668,803 shares of Buyer Common Stock (the “Escrow Shares”) to an account (the “Escrow Account”) to be held by the Escrow Agent in accordance with the terms and conditions of an Escrow Agreement, in the form of Exhibit B attached hereto, to be entered into on the Closing Date by and among the Buyer, the Shareholders, the Shareholders’ Representative and the Escrow Agent (the “Escrow Agreement”), pursuant to which the Escrow Shares will be held in the Escrow Account until, subject to the terms of the Escrow Agreement, the date that is 18 months after the Closing Date as security for the Shareholders’ indemnification obligations hereunder; provided, however, that the Escrow Shares of Alphen Trading will be held in the Escrow Account until, subject to the terms of the Escrow Agreement, the first anniversary of the Closing Date.

(b) In the event that any of the Escrow Shares are used to pay an indemnification obligation of the Shareholders, no fractional shares of Buyer Common Stock shall be issued. All fractional shares of Buyer Common Stock that the Buyer is entitled to receive as a result of an indemnification obligation of the Shareholders shall be rounded up to the next whole share.

Section 2.03 Earn Out.

(a) In the event the Earn Out Revenue exceeds any of following thresholds, the Buyer shall issue the Earn Out Shareholders such number of additional shares of Buyer Common Stock as follows, subject to the Buyer’s right of set-off in Section 2.03(c), as an earn out payment (the “Earn Out Payment”):

(i) in the event the Earn Out Revenue is greater than or equal to 80%, but less than 90%, of the Projected Revenue, the Buyer shall issue, in the aggregate, an additional 500,000 shares of Buyer Common Stock to the Earn Out Shareholders in accordance with each Earn Out Shareholder’s Earn Out Proportion;

(ii) in the event the Earn Out Revenue is greater than or equal to 90%, but less than 100%, of the Projected Revenue, the Buyer shall issue, in the aggregate, an additional 1,000,000 shares of Buyer Common Stock to the Earn Out Shareholders in accordance with each Earn Out Shareholder’s Earn Out Proportion;

(iii) in the event the Earn Out Revenue is greater than or equal to 100%, but less than 125%, of the Projected Revenue, the Buyer shall issue, in the aggregate, an additional 1,500,000 shares of Buyer Common Stock to the Earn Out Shareholders in accordance with each Earn Out Shareholder’s Earn Out Proportion;

(iv) in the event the Earn Out Revenue is greater than or equal to 125%, but less than 150%, of the Projected Revenue, the Buyer shall issue, in the aggregate, an additional 2,500,000 shares of Buyer Common Stock to the Earn Out Shareholders in accordance with each Earn Out Shareholder’s Earn Out Proportion; or

(v) in the event the Earn Out Revenue is greater than or equal to 150% of the Projected Revenue, the Buyer shall issue, in the aggregate, an additional 3,500,000 shares of Buyer Common Stock to the Earn Out Shareholders in accordance with each Earn Out Shareholder’s Earn Out Proportion.

Notwithstanding any provision of this Agreement to the contrary, if the Earn Out Revenue is less than 80% of the Projected Revenue, the Buyer shall not be obligated to pay, and the Earn Out Shareholders shall not be entitled to receive, any Earn Out Payment. If the Buyer becomes obligated to make an Earn Out Payment under this Agreement, the number of shares issuable in respect of such Earn Out Payment is subject to an appropriate adjustment in the event of any stock splits, combinations, reclassifications, mergers, reorganizations, consolidations or similar transactions in respect of the Buyer Common Stock occurring after the date of this Agreement.

(b) In the event Buyer is obligated to make an Earn Out Payment to the Earn Out Shareholders pursuant to Section 2.03(a), the Buyer shall issue such shares of Buyer Common Stock on the later of 60 days after the first anniversary of the Closing Date or the date that the Earn Out Payment is finally determined pursuant to Section 2.08 of this Agreement.

(c) Subject to Section 6.05, in the event that it is finally determined pursuant to Article VI that any Earn Out Shareholder is required to pay any amount to the Buyer with respect to its indemnification obligations under this Agreement or the Tax Deed, the Buyer shall have the right to set-off such amounts against any shares of Buyer Common Stock that may be issuable as an Earn Out Payment, which shares of Buyer Common Stock shall be valued for this purpose at the Price Per Share; provided, however, that the foregoing shall not relieve any Earn Out Shareholder of its obligation to pay any amounts due to the Buyer in full or otherwise limit the Buyer’s rights and remedies hereunder to the extent that the number of shares of Buyer Common Stock set-off do not fully satisfy such Earn Out Shareholder’s indemnification obligation. In the event the Buyer exercises its right pursuant to this Section 2.03(c) to set-off any shares of Buyer Common Stock that the Earn Out Shareholders are entitled to receive with respect to an Earn Out Payment, the Buyer’s obligation to issue such set-off shares shall be deemed fully satisfied and the Buyer shall have no further obligation to issue any such shares hereunder and each Earn Out Shareholder’s indemnification obligations shall be deemed satisfied to the extent that the number of shares of Buyer Common Stock set-off satisfy such Earn Out Shareholder’s indemnification obligations.

(d) Subject to Section 6.05, in the event the Buyer has made any claim or claims for indemnification pursuant to this Agreement, which claim or claims have not been resolved or satisfied prior to the date that any Earn Out Payment would otherwise be payable hereunder, the Buyer shall issue such number of shares of Buyer Common Stock as payment for any Earn Out Payment as are equal to the aggregate Dollar value of such claims or disputed amount (or the Buyer’s reasonable estimate thereof) divided by the Price Per Share, to the Escrow Agent to be held in the Escrow Account pursuant to the Escrow Agreement until such time (subject to the terms of the Escrow Agreement) as such claims or dispute have been finally resolved.

(e) The Buyer shall not intentionally take or omit to take, or permit the Company to intentionally take or intentionally omit to take, any action the primary purpose of which is to (i) reduce the amount of the Earn Out Payment, if any, payable by the Buyer (ii) eliminate the Buyer’s obligation to make the Earn Out Payment or (c) materially prejudice or restrict the Earn Out Shareholders’ ability to achieve or maximize the Earn Out Revenue; provided, however, that the foregoing shall not prohibit the Buyer or the Company from operating the Business in the ordinary course and making such changes to the Business as the Buyer may determine in good faith based upon market or other circumstances, which changes include, but are not limited to, staff reductions, restructuring for post-Closing combined operations and the possible further reduction of resources if Earn Out Revenue falls short of projections.

Section 2.04 Closing. The closing (the “Closing”) of the Transactions shall take place at the offices of Morgan, Lewis & Bockius LLP, in New York, New York, on the date of execution and delivery of this Agreement, or such other place and date as the Parties may agree.

Section 2.05 Deliveries by the Shareholders at Closing. The Shareholders shall deliver, or cause to be delivered, the following to the Buyer at Closing:

(a) each Shareholder shall deliver to the Buyer, a duly executed stock transfer form, evidencing the transfer of the Shares registered in his name to the Buyer and the original share certificate (or certificates) evidencing ownership of such Shares;

(b) the Escrow Agreement, duly executed by each Shareholder and the Shareholders’ Representative;

(c) a Registration Rights and Lock Up Agreement, in the form of Exhibit C attached hereto, duly executed by each of the Shareholders (the “Registration Rights and Lock Up Agreement”);

(d) an Employment Agreement, in the form of Exhibit D attached hereto, between the Company and Lawton (the “Employment Agreement”), duly executed by Lawton;

(e) a copy of the minutes of a duly held meeting of the Directors of Alphen Trading authorizing the execution by it of this Agreement and the Tax Deed; and

(f) an original of the Tax Deed, duly executed by each of the Shareholders.

Section 2.06 Further Deliveries by the Shareholders at Closing. The Shareholders shall also deliver, or cause to be delivered, the following to the Buyer at Closing:

(a) a certificate of a recent date confirming the Company’s incorporation and continued existence from the Registrar of Companies for England and Wales;

(b) copies of those third party consents listed on Section 3.05 of the Disclosure Schedule;

(c) letters of resignation in the name of and executed by each member of the board of directors of the Company, other than Lawton, resigning his position as a director of the Company effective as of the Closing Date, except as otherwise agreed to by the Parties;

(d) the Employment Agreement, duly executed by the Company;

(e) documentation satisfactory to Buyer evidencing that any and all amounts owed by the Company to Alphen Trading have been satisfied or released in full, any Encumbrance of Alphen Trading with respect to the Company or its Assets has been released and the Company has no continuing Liability with respect to any amounts owed to Alphen Trading;

(f) a Deed of Release in the form of Exhibit E attached hereto, duly executed by each of the parties thereto;

(g) bank account signature cards for each account of the Company;

(h) all information reasonably required by the Buyer to allow the Buyer to pay the Assumed Transaction Expenses;

(i) all Books and Records of the Company, which delivery requirement shall be deemed satisfied if the Company makes such items available to the Buyer by leaving them in the offices of the Company at the Closing;

(j) copies of the minutes of a board meeting of the Company at which;

(i) it is resolved that each of the transfers relating to the Shares (subject only to the transfer being duly stamped) be approved for registration and each transferee registered as the holder of the Shares concerned in the register of members;

(ii) all existing instructions to banks are revoked and new instructions given to such banks in such form as the Buyer may direct;

(iii) subject to the provisions of the Companies Act 1985 of Great Britain, the accounting reference date is changed in accordance with any instructions given by the Buyer;

(k) the statutory books (which shall be written up to but not including the Closing Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of the Company; and

(l) letter agreements in form and substance satisfactory to the Buyer between the Buyer and each Employee Shareholder with respect to any deferred compensation owed to such Employee Shareholder (the “Letter Agreements”), duly executed by each Employee Shareholder.

Section 2.07 Deliveries by the Buyer at Closing.

(a) The Buyer shall deliver, or cause to be delivered, the following to the Shareholders, or the Escrow Agent in the case of Section 2.07(a)(ii), at Closing:

(i) a status report issued by CT Corporation, dated of a recent date confirming the good standing of the Buyer in the Commonwealth of Pennsylvania;

(ii) a copy of irrevocable instructions to the Buyer’s transfer agent to deliver (A) the Lawton Shares to Lawton, (B) the Alphen Trading Shares to Alphen Trading, (C) the Summers Shares to Summers, (D) the Linsell Shares to Linsell, (E) the Knotts Shares to Knotts, (F) the Robertson Shares to Robertson and (G) the Escrow Shares to the Escrow Agent;

(iii) the Escrow Agreement, duly executed by the Buyer;

(iv) the Registration Rights and Lock Up Agreement, duly executed by the Buyer;

(v) the Letter Agreements duly executed by the Buyer; and

(vi) an original of the Tax Deed, duly executed by the Buyer.

(b) The Buyer shall pay the Assumed Transaction Expenses at Closing to the Shareholders or as they may direct.

Section 2.08 Earn Out.

(a) On or before the 30th day after the first anniversary of the Closing Date, the Buyer shall prepare and deliver to the Alphen Trading and the Shareholders’ Representative a statement (an “Earn Out Statement”) setting forth in detail the calculation of the Earn Out Revenue and the Earn Out Payment, if any. Examples of the treatment of items for the purposes of calculating Earn Out Revenue are attached at Exhibit F and are for illustrative purposes only.

(b) Alphen Trading and the Shareholders’ Representative shall notify the Buyer in writing (the “Notice of Disagreement”) within 30 days after receiving the Earn Out Statement if the Earn Out Shareholders disagree with the Buyer’s calculation of the Earn Out Revenue or the Earn Out Payment, if any, calculated by the Buyer pursuant to Section 2.03(a). The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the Dollar amounts involved and the Earn Out Shareholders’ determination of the Earn Out Revenue and the Earn Out Payment, if any. If Alphen Trading and the Shareholders’ Representative do not deliver the Notice of Disagreement to the Buyer within the applicable 15 day period, then the Earn Out Statement and the Buyer’s calculation of the Earn Out Revenue and the Earn Out Payment, if any, calculated by the Buyer pursuant to Section 2.03(a) shall be deemed to have been accepted by the Earn Out Shareholders and will be final, conclusive and binding on the Parties.

(c) During the 30 days immediately following the delivery of a Notice of Disagreement, Alphen Trading, the Shareholders’ Representative and the Buyer shall seek in good faith to resolve any differences that they may have with respect to any matter specified in the Notice of Disagreement. If the Buyer, Alphen Trading and the Shareholders’ Representative, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after the Buyer’s receipt of the Notice of Disagreement, then the Buyer, Alphen Trading and the Shareholders’ Representative jointly shall engage a certified independent accounting firm mutually agreed to by the Buyer, Alphen Trading and the Shareholders’ Representative (the “Arbitration Firm”) to resolve such dispute and determine the Earn Out Revenue and the Earn Out Payment, if any, payable by the Buyer pursuant to Section 2.03(a). In connection with the Arbitration Firm’s determination, the Buyer will and will procure that the Company will make available to the Arbitration Firm any books, records and/or workpapers relating to the Company that the Arbitration Firm deems necessary to its review. As promptly as practicable thereafter, the Buyer, on the one hand, and Alphen Trading and the Shareholders’ Representative, on the other hand, shall prepare and submit a presentation to the Arbitration Firm. As promptly as practicable thereafter, the Arbitration Firm shall deliver to the parties in writing the Arbitration Firm’s determination of the Earn Out Revenue and the Earn Out Payment, if any, payable by the Buyer pursuant to Section 2.03(a). The Buyer, on the one hand, and the Earn Out Shareholders, on the other hand, shall pay one-half of the fees and expenses of the Arbitration Firm with respect to the determination of the Earn Out Revenue and the Earn Out Payment, if any, payable by the Buyer pursuant to Section 2.03(a). The Arbitration Firm shall act as an expert and not as an arbitrator and all determinations made by the Arbitration Firm will, in the absence of manifest error, be final, conclusive and binding on the Parties.

Section 2.09 Stock Options. On or before the 30th day after Closing, the Buyer shall grant the following individuals an option to purchase an aggregate of 41,310 shares of Buyer Common Stock at an exercise price of $0.66 per share (the closing price on the date hereof) in accordance with the terms and conditions of the Verticalnet, Inc. 2000 Equity Compensation Plan and subject to the vesting to be set forth in a stock option agreement and in the amounts set forth next to such individual’s name in consideration of such individual’s execution of a release in favor of the Company with regard to any current options or rights to purchase shares of the Company’s stock.

Name of individual	No of shares of common stock subject to options

Natasha Marola	3,442
Andy Sorgi	5,738
Alex Matthews	3,442
Andy Darrant	5,738
Brian Mulcahy	5,737
Tim Teasel	5,738
Paul Rochester	5,738
Karl Roberts	5,737

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder severally hereby represents and warrants to the Buyer on and as at the date hereof as follows:

Section 3.01 Due Organization. The Company is a duly organized and validly existing private limited company incorporated in England under registered number 04141693 and has been in continuous and unbroken existence since the date of its incorporation and is not subject to any proceedings of liquidation, receivership, administration or winding-up. The Company has all requisite corporate power and authority to own, operate and lease its Assets and to carry on its Business in the places and in the manner as now conducted. Section 3.01 of the Disclosure Schedule sets forth (i) a list of all jurisdictions throughout the world in which the Company is authorized or qualified to do business as a foreign corporation and (ii) a list of all the officers and directors of the Company. The Company is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) as a foreign corporation in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified. The Company has delivered to Buyer correct and complete copies of the Charter Documents of the Company, as amended through the date hereof. The Company is not in violation of any its Charter Documents.

Section 3.02 Authorization; Validity. The Company has the corporate power and authority to execute and deliver any Transaction Document to which it is a party, and to perform its obligations thereunder. The execution and delivery of the Transaction Documents to which it is a party by the Company and the performance of its obligations thereunder have been duly authorized by all necessary corporate and shareholder action. Any Transaction Document to which the Company is a party has been duly executed and delivered by a duly authorized officer or representative of the Company, and any Transaction Document to which the Company is a party constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

Section 3.03 Share Capital of the Company; Shareholders.

(a) The authorized share capital of the Company is £50,000 and the issued share capital of the Company is £100. The entire issued share capital of the Company is registered in the names of the Shareholders set forth in Section 3.03(a) of the Disclosure Schedule in the respective amounts and classes set forth thereon and the names and addresses set forth thereon are true and correct.

(b) There are no outstanding options, warrants, convertible securities, rights to acquire, mortgages, charges, pledges, liens or other forms of security or Encumbrances, Contracts or rights of any kind to purchase or otherwise acquire from the Company any shares of capital stock of the Company, nor are there any option plans for the benefit of any of the employees of the Company or the Shareholders.

(c) The A Shares, the B Shares and the C Shares have been duly authorized and validly issued, are fully paid and were issued in compliance with all applicable Charter Documents of the Company and all applicable Laws.

(d) Other than as set forth herein, the Company does not currently have any outstanding vote, plan or pending proposal involving any merger or consolidation of the Company with or into any other Person, any sale of any Shares or any sale of Assets of the Company.

(e) Except as set forth in Section 3.03(e) of the Disclosure Schedule, there are no Contracts among any Persons which affect or relate to the voting, transfer, disposition or giving of written consents with respect to the Shares.

Section 3.04 Interest in Other Entities. The Company does not own, directly or indirectly, sufficient shares of capital stock or equivalent equity interests in any Person which would constitute any such Person a Subsidiary of the Company. Section 3.04 of the Disclosure Schedule lists all equity interests, including equity-linked securities, directly or indirectly owned or held by the Company.

Section 3.05 No Conflicts. Except for the items set forth in Section 3.05 of the Disclosure Schedule (the “Required Consents”), the execution and delivery of this Agreement and the Transaction Documents by each of the Shareholders, and the performance of the Shareholders’ obligations hereunder and thereunder do not, and could not reasonably be expected to, constitute a default under (a) any Law or Court Order to which the Company is subject or (b) the Charter Documents of the Company, or the terms of any securities issued by the Company; nor does or could such execution, delivery or performance, conflict with or result in a default under any term, condition or provision of any Contract or governmental permit to which the Company is a party, by which the Company may have rights or by which any of the Assets of the Company may be bound or affected, or give any party with rights thereunder the right to receive notice of the Transactions, or the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Company thereunder.

Section 3.06 Financial Statements; Books of Account.

(a) Section 3.06 of the Disclosure Schedule includes a correct and complete copy of the Company’s unaudited balance sheet as at May 31, 2005 (the “5/31 Balance Sheet”) and an unaudited profit and loss statement for the 2-month period then ended (such profit and loss statement, together with the 5/31 Balance Sheet, the “Financial Statements”). The Financial Statements have been prepared in accordance with U.K. GAAP, except for the omission of footnote information. The Financial Statements present fairly in all material respects the financial position of the Company as at the date thereof and the results of its operations for the period then ended, in each case in accordance with U.K. GAAP, except for the omission of footnote information. The books of account of the Company reflect in all material respects all of its items of income and expense, and all of its Assets and Liabilities, required to be reflected therein in accordance with Section 221 of the Companies Act of 1985 of Great Britain.

(b) Neither the Company, any Shareholder nor, to the Knowledge of the Warrantors, any of the Company’s directors, officers or employees has disclosed to the Company’s auditors, directors or officers, any known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, any fraud that involves management or other employees who have a significant role in the Company’s internal controls, or any material written complaints or claims made in writing relating to the Company’s internal accounting controls.

Section 3.07 Accounts Receivable and Accounts Payable.

(a) All Accounts Receivable of the Company represent valid obligations arising from sales actually made or services actually performed or agreed billings in advance (carried forward as deferred revenue in the Financial Statements as appropriate) by the Company in the ordinary course and are not subject to defenses, set-offs or counterclaims. All Accounts Receivable of the Company are considered to be collectible within 90 days of the date they are booked, net of the reserve shown on the 5/31 Balance Sheet (which reserve is calculated consistent with past practice). Section 3.07(a) of the Disclosure Schedule sets forth a true and correct aging of the Accounts Receivable shown on the 5/31 Balance Sheet.

(b) All accounts payable that are reflected on the 5/31 Balance Sheet, have been incurred or have arisen only in the ordinary course. There is no dispute or claim with any account creditor of any such account payable that could result in any such accounts payable being due in greater than its recorded amount, except as may be reserved in the 5/31 Balance Sheet. Section 3.07(b) of the Disclosure Schedule sets forth a true and correct aging of the accounts payable set forth on the 5/31 Balance Sheet.

(c) All unbilled fees that are reflected on the 5/31 Balance Sheet, have been acquired or have arisen only in the ordinary course and are not subject to defenses, set-offs or counterclaims. To the Knowledge of the Warrantors, there is no reason to believe such unbilled fees are not collectible net of a reserve as reflected in the 5/31 Balance Sheet (which reserve is calculated consistent with past practice). Section 3.07(c) of the Disclosure Schedule sets forth a true and correct schedule of the unbilled fees set forth in the 5/31 Balance Sheet.

Section 3.08 No Undisclosed Liabilities. Except as set forth in Section 3.08 of the Disclosure Schedule, the Company does not have any Liabilities, except:

(a) Liabilities pursuant to the terms of a Transaction Document;

(b) those Liabilities set forth on the 5/31 Balance Sheet, and not heretofore paid or discharged;

(c) Liabilities arising in the ordinary course, and not by reason of any default, under any Contract specifically disclosed in the Disclosure Schedule or not required to be so disclosed because of the term or amount involved or otherwise; provided that the aggregate amount of Liabilities under such undisclosed Contracts does not exceed £10,000;

(d) Liabilities incurred in the ordinary course since the date of the 5/31 Balance Sheet, that are of a type that would appear on a balance sheet of the Company as of the date hereof and which do not arise from breach of contract, breach of warranty, tort or infringement; and

(e) other Liabilities that are not material in character or amount and in any event do not exceed £10,000 in the aggregate.

Section 3.09 Existing Conditions. Except as disclosed in Section 3.09 of the Disclosure Schedule, since May 31, 2005, the Company has not:

(a) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its equity securities or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its equity securities;

(b) discharged or satisfied any Encumbrance, or paid any Liabilities, other than in the ordinary course, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or might cause any material damage or risk of material loss to it or any of its Assets;

(c) sold, assigned or transferred or agreed to sell, assign or transfer any of its Assets (other than fixed assets which in the aggregate have a value not greater than £10,000) except in the ordinary course;

(d) incurred, issued, assumed or guaranteed any indebtedness for money borrowed or any other indebtedness of any type or subjected to or created any Encumbrance other than Permitted Encumbrances with respect to any of its Assets;

(e) made or suffered any amendment or termination of any material Contract, to which it is a party or by which it is or any of its Assets are bound, or canceled, modified or waived any material debts or claims held by it, other than in the ordinary course, or waived any right of material value, whether or not in the ordinary course;

(f) suffered any damage, destruction or loss, whether or not covered by insurance, (i) adversely affecting the Business or (ii) of any item carried on its books of account at more than £10,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services required to conduct its Business;

(g) suffered any Material Adverse Effect;

(h) made any capital expenditures or capital additions or betterments, except such as may be involved in the ordinary repair, maintenance and replacement of its Assets, in excess of £10,000 in the aggregate;

(i) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or to the Shareholders, or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

(j) made any payment to any Shareholder or other Affiliate with respect to any indebtedness owed to such Shareholder or other Affiliate; or

(k) entered into transactions or agreements, other than in the ordinary course, which in the aggregate provide for payments greater than £10,000.

Section 3.10 Assets.

(a) Except for those items disclosed in Section 3.10(a) of the Disclosure Schedule, and excluding for the purpose of this sentence only the Property and the Intellectual Property from the terms the “Assets”, the Company has good, valid and marketable title to all of its Assets, including all of the Assets reflected on the 5/31 Balance Sheet, free and clear of all Encumbrances, other than Permitted Encumbrances. The Assets of the Company constitute all Assets material to or necessary to conduct the operation of the Business as conducted by the Company for the previous 12 months and as currently proposed to be conducted.

(b) All facilities, vehicles, machinery, equipment and other items of tangible personal property, carried on the books of account of the Company at a value of £1,000 or more (i) are listed in Section 3.10(b) of the Disclosure Schedule specifying its cost or original value and the net book value as of the date of the 5/31 Balance Sheet, (ii) are in good operating condition and repair, subject to normal wear and maintenance, (iii) are useable in the regular and ordinary course and (iv) conform to all applicable Laws, relating to their construction, use, operation or maintenance. No Person other than the Company owns any vehicles, equipment or other tangible Assets situated on the premises which the Company owns or leases, or which are necessary to the operation of the Business, except for leased items disclosed in Section 3.10(b) of the Disclosure Schedule and for items of immaterial value.

Section 3.11 Real Property.

(a) The Property is the only real property used or occupied by the Company and is used and occupied for the purpose of the Business.

(b) The Company does not have any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase or any other legal or equitable right affecting property other than the Property.

(c) The Company does not have any actual or contingent Liability in respect of any other freehold, leasehold or other immovable property in any part of the world.

(d) To the Knowledge of the Warrantors, the Company has not given any guarantee or indemnity for any liability relating to any freehold, leasehold or other immovable property in any part of the world.

(e) The Company has valid and subsisting leasehold interest in the Property leased by it free and clear of any Encumbrance.

(f) To the Knowledge of the Warrantors, all structural, mechanical and other physical systems thereof that constitute part of the Property leased by the Company are free of defects, in good operating condition and repair and fit for the particular purpose for which they are used.

(g) The Company has not received any current written notice of any breach of any Encumbrance affecting the Property.

(h) To the Knowledge of the Warrantors, the Company’s present and currently proposed use of the Property complies with all applicable Laws, Court Orders, governmental permits, or restrictions of any Governmental Body having jurisdiction over any portion of the Property and the terms of the Lease. The Company has obtained all approvals of any Governmental Body (including certificates of use and occupancy, licenses and permits) required in connection with the use of the Property.

(i) To the Knowledge of the Warrantors, no portion of the Property has suffered any damage by fire or other casualty that has not heretofore been completely repaired and restored to its original condition.

(j) There are no parties other than the Company in possession of any of the Property or any portion thereof leased the Company, there are no leases, sub-leases, co location agreements, licenses, concessions or other Contracts granting to any party or parties the right of use or occupancy of any portion of the Property.

(k) There are no service Contracts relating to the use or operation of the Property to which the Company is a party; and

(l) All permits and authorizations in any manner related to the Property and all other Contracts pursuant to which the Company has obtained the right to use Property are in good standing, valid and effective in accordance with their respective terms, and there is no default under any of such permits, authorizations or Contracts.

(m) The landlord has not commenced forfeiture proceedings and, to the Knowledge of the Warrantors, no circumstances exist which could entitle a landlord to do so.

(n) To the Knowledge of the Warrantors, there is no outstanding Liability for dilapidations as a result of a breach of the repairing covenants under the Lease and there is no arrears of rent.

Section 3.12 Intellectual Property and Products.

(a) Intellectual Property of the Business.

(i) Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list of all of the registered Intellectual Property (and applications for any such right) and material unregistered Intellectual Property, other than Trade Secrets, owned by the Company, in the groupings required by Sections 3.12(b), (c) and (d).

(ii) Section 3.12(a)(ii) of the Disclosure Schedule contains a complete and accurate list of all of the registered Intellectual Property and the material unregistered Intellectual Property, other than Trade Secrets, which the Company has licensed or used (including such licenses in the form of research and development agreement, letters of consent, settlement agreements, undertakings and co-operation agreements), in the groupings required by Sections 3.12(b), (c) and (d). With respect to the Intellectual Property listed in Section 3.12(a)(ii) of the Disclosure Schedule, the Company has secured all necessary rights and licenses to such Intellectual Property material to the conduct of the Business as currently conducted, and as contemplated in relation to any Products which are under development. With respect to each item of Intellectual Property set forth in Section 3.12(a)(ii) of the Disclosure Schedule, such description includes a complete and accurate list and summary description of the Person who currently licenses and has licensed such Intellectual Property and whether such Intellectual Property is embedded in any Product. With respect to each item of Intellectual Property which the Company has licensed or used and which is not scheduled in Section 3.12(a)(ii) of the Disclosure Schedule, to the Knowledge of the Warrantors, the Buyer (or any of its Affiliates) could either license such Intellectual Property or license, replace, develop or have developed substantially equivalent Intellectual Property at a cost to Buyer (or any of its Affiliates) which is not material. With respect to each item of Intellectual Property listed in Section 3.12(a)(ii) of the Disclosure Schedule, no such licenses or agreements are capable of termination as a result of the change in the underlying ownership or control of the Company.

(iii) Neither the Company nor, to the Warrantors’ Knowledge, any third party is in breach of any license or agreement required to be disclosed pursuant to Section 3.12(a)(ii) of the Disclosure Schedule.

(iv) The Company is not obligated to grant any license, sub-license or assignment in respect of any Intellectual Property owned or used by the Company.

(v) The Intellectual Property listed in Sections 3.12(a)(i) and 3.12(a)(ii) of the Disclosure Schedule, together with the Trade Secrets, constitutes all of the material Intellectual Property that is currently used or has been used by the Company in the operation of the Business, or to the Knowledge of the Warrantors, is contemplated in relation to any Products which are under development and currently scheduled for release within the six months from the date hereof.

(vi) Except as described in Section 3.12(a)(ii) of the Disclosure Schedule, the Company is the sole legal and beneficial owner of all right, title and interest in and to each item of Intellectual Property that is currently used or has been used by the Company in the operation of the Business, or which is contemplated in relation to any Products which are under development and currently scheduled for release within the six months from the date hereof, free and clear of any Encumbrances, and has the right to use without payment to a third party. The Intellectual Property owned by the Company is valid, subsisting and enforceable. None of the Intellectual Property owned by the Company is the subject of any litigation, opposition or administration procedures.

(vii) The operation of the Business, as such Business currently is conducted (or as contemplated in relation to any Products which are under development and currently scheduled for release within the six months from the date hereof), including the Company’s design, development, manufacture, marketing, licensing, sale, maintenance and support of the Software, Products or services (including any Products which are under development and currently scheduled for release within six months from the date hereof) does not infringe or misappropriate any Patent or Trademarks of any other Person. The operation of the Business, as such Business is currently conducted, including the Company’s design, development, manufacture, marketing, licensing, sale, maintenance and support of the Software and Products (and, to the Knowledge of the Warrantors, of the Software and Products contemplated in relation to any Products which are under development and currently scheduled for release within the six months from the date hereof) does not infringe or misappropriate any Copyright or Trade Secret of any other Person or constitute unfair competition or trade practices under the Laws of any jurisdiction in which the Business is operated. The Company has not received written notice from any other Person and otherwise has no Knowledge that the operation of the Business or any Software, Product or service of the Company, infringes or misappropriates the Intellectual Property rights of any other Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction in which the Business is operated.

(viii) The Company has not performed services for any third party, pursuant to an oral or written agreement (or otherwise), where the third party received ownership of, or exclusive license rights to (A) any of the work product created by the Company such that the Company’s ability to operate the Business as presently operated, or as contemplated in relation to the Company’s Products which are currently under development and currently scheduled for release within the six months from the date hereof, has been or is reasonably likely to be adversely restricted or materially impacted, or (B) any of the tools, processes, methods or know-how used by the Company in creating such work product.

(ix) None of the operations of the Company give rise to any royalty or like payment obligation and there is no Liability to any employee to pay compensation pursuant to section 40 Patents Act 1977, or any like provision in any other jurisdiction.

(x) The Company does not use or otherwise carry on its Business under any name other than its corporate name.

(xi) All renewal, application and other official registry fees and steps required for the maintenance, protection and enforcement of the Intellectual Property owned by the Company have been paid or taken.

(xii) No steps need to be taken now or in the next three months to meet any administrative or procedural deadline (whether or not final or extendible) in order to obtain or maintain any registrations in relation to any Intellectual Property owned by the Company.

(xiii) To the Knowledge of the Warrantors, no third party has registered or uses any domain name which is identical or similar to any Trademark (whether registered or unregistered and including applications for registration) or name owned or used by the Company.

(b) Patents. The Company does not own any Patents.

(c) Trademarks.

(i) Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list and summary description of all registrations and applications for registrations for Trademarks and all material unregistered Trademarks which are owned by the Company, detailing the countries or jurisdictions in which such registrations have been registered or such applications for registration have been filed. To the Knowledge of the Warrantors, all applications to register any such Trademarks and all of such Trademarks that have been registered with the US Patent and Trademark Office or with any other Governmental Body in any jurisdiction throughout the world, are currently in compliance with all formal requirements under any Law, are valid and enforceable, and except as disclosed under Section 3.12(a)(i) of the Disclosure Schedule are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. The Company has received no written notice and the Warrantors have no Knowledge that the Company has failed to maintain any material pending application or registration for any such Trademark.

(ii) To the Knowledge of the Warrantors, no registration or applications for registration for a Trademark listed in Section 3.12(a)(i) of the Disclosure Schedule has been or is now involved in any opposition, invalidation or cancellation, and the Company has received no notice and the Warrantors have no Knowledge that any such action is threatened with respect to any of the registration or applications for registration for a Trademark.

(iii) Except as disclosed in Section 3.12(a)(i) of the Disclosure Schedule, with respect to the Trademarks listed in Section 3.12(a)(i) of the Disclosure Schedule, the Company has received no written notice and the Warrantors have no Knowledge that there is a potentially interfering Trademark or Trademark application of any third party.

(iv) To the Knowledge of the Warrantors, no Trademark listed in Section 3.12(a)(i) of the Disclosure Schedule is infringed or has been challenged or threatened in any way by any third party.

(d) Copyrights.

(i) Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list of all unregistered Copyrights which are owned by the Company. The Company has no registrations or applications for reigstration for any Copyrights.

(ii) To the Knowledge of the Warrantors, no Copyright listed in Section 3.12(a)(i) of the Disclosure Schedule is infringed or has been challenged or threatened in any way by any third party.

(e) Trade Secrets. The Company takes reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets, to the extent that such Trade Secrets derive economic value from its secrecy. Except as disclosed on Section 3.12(e) of the Disclosure Schedule, no such Trade Secrets owned by the Company have been disclosed to a third party except under a confidentiality agreement, other than Trade Secrets whose disclosure would not result in a Material Adverse Effect on the Company. The Company has received no written notice and the Warrantors have no Knowledge that any Trade Secret of the Company is subject to any adverse claim or has been challenged or threatened in any way.

(f) Software.

(i) Section 3.12(f)(i) of the Disclosure Schedule contains a complete and accurate list and summary description of all Products (including version number and release date) and any Products which are under development and currently scheduled for release within the six months from the date hereof. Each of the Products listed on Section 3.12(f)(i) of the Disclosure Schedule performs substantially in accordance with the written specifications and documentation of the Company with respect to the specific Product sold or licensed by the Company to its end users, and to the Knowledge of the Warrantors, no third party has asserted any claim of a breach of any warranty made, expressly or impliedly, by the Company.

(ii) Except as specified in Section 3.12(f)(ii) of the Disclosure Schedule, all right, title and interest in and to the Products listed in Section 3.12(f)(i) of the Disclosure Schedule is owned by the Company, free and clear of all Encumbrances and, to the Knowledge of the Warrantors, all right, title and interest in and to any Products which are under development and currently scheduled for release within the six months from the date hereof, is owned by the Company, free and clear of all Encumbrances. No government funding was utilized in the development of any of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule. Except as set forth in Section 3.12(f)(ii) of the Disclosure Schedule, the Company does not have any obligation to compensate any third party for the sale, license, distribution, marketing or use of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule. Except as set forth in Section 3.12(f)(ii) of the Disclosure Schedule, the Company has not granted to any other third party any license, option or other right in or to any of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule.

(iii) Except as set forth in Section 3.12(f)(iii) of the Disclosure Schedule, the Company does not have any obligation owing to any third party to maintain, modify, improve or upgrade any of the Products.

(iv) The Company has not disclosed the source code for any Product to any Person other than to those Persons identified in Section 3.12(f)(iv) of the Disclosure Schedule. Section 3.12(f)(iv) of the Disclosure Schedule contains a complete and accurate list and summary description of any source code escrow obligations of the Company.

(v) Section 3.12(f)(v) of the Disclosure Schedule contains a complete and accurate list of all Software used in the development of Products, owned, licensed or used by the Company. To the Knowledge of the Warrantors, the Software set forth in Section 3.12(f)(v) of the Disclosure Schedule includes all know-how and processes used in connection therewith, and functions as intended, is in machine-readable form, and includes all computer programs, materials, tapes, object and source codes and procedures used by the Company.

(vi) Except as set forth on Section 3.12(f)(vi) of the Disclosure Schedule, no Public Software: (A) forms any part of the Company’s Products (including any Products which are under development and currently scheduled for release within six months from the date hereof); (B) was or is used in connection with the development of the Company’s Products (including any Products which are under development and currently scheduled for release within six months from the date hereof); or (C) was or is incorporated or distributed, in whole or in part, in conjunction with the Company’s Products (including any Products which are under development and currently scheduled for release within six months from the date hereof).

(g) Contracts.

(i) Section 3.12(g)(i) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid, payable, received or receivable by the Company, of all material written Contracts relating to the Intellectual Property listed in Section 3.12(a)(i) of the Disclosure Schedule or any of the Products listed on Section 3.12(f)(i) of the Disclosure Schedule or any of the Software listed in Section 3.12(f)(v) of the Disclosure Schedule to which the Company is a party, except for any Contract relating exclusively to perpetual, paid-up royalty free and transferable rights licensed to the Company for Off-the-Shelf-Software. There are no outstanding, or to the Knowledge of the Warrantors, threatened, disputes, disagreements or defaults with respect to any such Contract. Completion of this Transaction does not terminate any Intellectual Property rights licensed to or by the Company under any such Contracts. The Company has not granted an exclusive license with respect to any Intellectual Property.

(ii) All current and former employees of, and consultants to, the Company who are or have been involved in any capacity, in the design, review, evaluation or development of any of the Intellectual Property listed in Section 3.12(a)(i) of the Disclosure Schedule or any of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule or any of the Software listed in Section 3.12(f)(v) of the Disclosure Schedule (other than Off-the-Shelf Software), have executed an agreement containing nondisclosure and assignment of inventions provisions in favor of the Company (a “Confidentiality Agreement”) and the Company thereby either (A) has obtained ownership of, and is the exclusive owner of, by operation of law or by valid assignment, to the extent it is legally possible to do so, or (B) has obtained a perpetual and irrevocable license (sufficient for the conduct of the Business as currently conducted and as reasonably contemplated in relation to any Products which are under development and currently scheduled for release within the six months from the date hereof) to all such Intellectual Property Products and Software other than Off-the-Shelf Software, including the right to create derivative works thereof.

(iii) Except as specified in Section 3.12(g)(iii) of the Disclosure Schedule, to the Knowledge of the Warrantors, no employee of the Company is subject to any contractual or legal restrictions that might interfere with the use of his, her or its best efforts to promote the interests of the Company or the Business. To the Knowledge of the Warrantors and except as disclosed in Section 3.12(g)(iii) of the Disclosure Schedule, no employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his, her or its work to anyone other than the Company.

(iv) Section 3.12(g)(iv) of the Disclosure Schedule lists all material written Contracts which the Company is a party to that imparts an obligation of noncompetition, secrecy, confidentiality or non-disclosure upon the Company. To the Knowledge of the Warrantors, neither the Company nor any current or former employee of, or consultants to, the Company acting in the scope of his, her or its employment by the Company, has impermissibly disclosed any other Persons’ Trade Secrets or other information which were subject to non-disclosure obligations under a written non-disclosure agreement between such Person and the Company.

Section 3.13 Deposit Accounts; Powers of Attorney. Section 3.13 of the Disclosure Schedule sets forth a complete and accurate list of:

(a) the name of each financial institution in which the Company has any account or safe deposit box;

(b) the names in which the accounts or boxes are held;

(c) the type of account;

(d) the name of each Person authorized to draw thereon or have access thereto; and

(e) the name of each Person holding a general or special power of attorney from the Company and a description of the terms of such power.

Section 3.14 Contracts and Commitments. Except as listed and described in Section 3.14 of the Disclosure Schedule, the Company is not a party to any:

(a) Contract or commitment for services with any present or former employee or consultant (other than Contracts where the sole remaining obligations relate to non-disclosure, non-solicitation, non-competition or other similar provisions binding upon the parties other than the Company);

(b) Contract with any labor union or other representative of employees;

(c) Contract for the future purchase of, or payment for, goods or services by a third party, involving in any one case £10,000 or more;

(d) Contract, bid or proposal to sell or supply products or to perform services, involving in any one case £25,000 or more;

(e) Contract not otherwise listed in Section 3.14 of the Disclosure Schedule and continuing over a period of more than six months from the date hereof (other than Contracts where the sole remaining obligations relate to non-disclosure, non-solicitation, non-competition or other similar provisions binding upon the parties other than the Company) or exceeding £25,000 in value;

(f) Contract not otherwise listed in Section 3.14 of the Disclosure Schedule under which any Encumbrance on any Assets of the Company exists;

(g) representative, sales agency, dealer or distributor Contract;

(h) lease (excluding for the purpose, the Lease) under which the Company is either lessor or lessee and pursuant to which the aggregate amount payable in any one year is greater than £10,000 or the aggregate amount payable during the current term of the lease is greater than £25,000;

(i) note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other Contract for the borrowing or lending of money (including, loans to or from officers, directors, the Shareholders or any member of their immediate families), agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person;

(j) Contract for any charitable or political contribution;

(k) Contract for any capital expenditure in excess of £10,000;

(l) franchise Contract, other than and excluding for this purpose those which relate in whole or in part to any Patent, Trademark or Copyright or to any ideas, technical assistance or other know-how of or used by the Company which are dealt with in Section 3.12; or

(m) material Contract not made in the ordinary course.

Except as may be disclosed in Section 3.14 of the Disclosure Schedule, each of the Contracts listed in Section 3.14 of the Disclosure Schedule is valid and enforceable against the Company and, to the Warrantors’ Knowledge, the other parties thereto in accordance with its terms, and the Company and, to the Knowledge of the Warrantors, each other party thereto are in material compliance with the provisions thereof and not in default thereunder; furthermore, except as may be disclosed in Section 3.14 of the Disclosure Schedule, no such Contract contains any requirement with which there is a reasonable likelihood the Company will be unable to comply. No Contract listed in Section 3.14 of the Disclosure Schedule is otherwise subject to any existing price redetermination or renegotiation

Section 3.15 Significant Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedule sets forth a complete and accurate list of all Significant Customers and Significant Suppliers. For purposes of this Agreement, “Significant Customers” are the 20 customers that have generated the most revenue for the Company during the past four full fiscal quarters or the current fiscal quarter to the date of the 5/31 Balance Sheet, and “Significant Suppliers” are the 20 suppliers who supplied the largest amount by Dollar volume of products or services to the Company during the past four fiscal quarters or the current fiscal quarter to the date of the 5/31 Balance Sheet.

(b) None of the Significant Customers has canceled or substantially reduced or, to the Knowledge of the Warrantors, is currently attempting, threatening or planning to cancel or substantially reduce payment of fees to the Company other than circumstances generally applicable to the industry in which such Significant Customer operates or the economy in general in which such Significant Customer conducts business; and none of the Significant Suppliers has canceled or substantially reduced or, to the Knowledge of the Warrantors, is currently attempting, planning to cancel or substantially reduce, the supply of products or services to the Company. To the Knowledge of the Warrantors, the Company has not received any customer complaints concerning its products or services that are reasonably likely to lead to any cancellation or material reduction of any such products or services.

Section 3.16 Restrictions. The Company is not a party or subject to any Contract or governmental permit which has had or could reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.17 Conditions Affecting the Company. To the Knowledge of the Warrantors, there are no conditions existing with respect to the Company’s products, services, facilities or personnel which have had a Material Adverse Effect on the Company.

Section 3.18 Insurance. The Company is insured under various policies of insurance, as set forth in Section 3.18 of the Disclosure Schedule. The Company has not failed to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy, and all existing notices and claims are listed in Section 3.18 of the Disclosure Schedule. No notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy has been received by the Company. There are no outstanding unpaid premiums or claims; nor are any such policies subject to any retroactive premiums. To the Knowledge of the Warrantors, there is no state of facts or the occurrence of any event which reasonably might form the basis of any claim against the Company or which might materially increase the insurance premiums payable under any such policy. Section 3.18 of the Disclosure Schedule also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into by the Company.

Section 3.19 Government Contracts.

(a) Except as set forth in Section 3.19(a) of the Disclosure Schedule, the Company is not a party to any Contracts with any Governmental Body.

(b) The Company has not been suspended or debarred from bidding on Contracts or subcontracts for any Governmental Body, nor, to the Knowledge of the Warrantors, has any suspension or debarment action been threatened or commenced.

(c) Except as set forth in Section 3.19(c) of the Disclosure Schedule, the Company has not been, nor is now being, audited or investigated by any Governmental Body, or the inspector general or auditor general or similar functionary of any Governmental Body, nor, to the Knowledge of the Warrantors, has an audit or investigation been threatened.

(d) Except as set forth in Section 3.19(d) of the Disclosure Schedule, the Company does not have any material dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any Governmental Body, relating to a Contract.

(e) The Company has not, with respect to any government Contract, received a cure notice advising the Company that it is or was in default under such Contract.

(f) The Company has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a Contract to any Governmental Body that would be contrary in any material respect to any current Laws.

(g) To the Knowledge of the Warrantors, no employee, agent, consultant, representative, or Affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

(h) Each Contract of the Company with a Governmental Body has been issued, awarded or novated to the Company in its name.

Section 3.20 Compliance with Law. The Company has complied with, and is not in default under, any Law to which it or its Assets or Business is subject and has not failed to obtain or to adhere to the requirements of any governmental permit necessary to the ownership of the Assets or to the conduct of the Business (excluding for this purpose, the Property and the Intellectual Property) except where such non-compliance, default or failure is not reasonably likely to result in a Material Adverse Effect on the Company. To the Knowledge of the Warrantors, neither the Company nor any officer, employee or agent of, nor any consultant to, the Company has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office (other than lawful campaign contributions), or an official or employee of any Governmental Body or an officer or employee of any client, customer or supplier of the Company. In addition, the Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken or failed to take any action that has caused or may cause the Company to be in violation of any Law, including the US Foreign Corrupt Practices Act of 1977, as amended, or any Law of similar effect.

Section 3.21 No Litigation. Except as set forth in Section 3.21 of the Disclosure Schedule, there is no Litigation or other proceeding of or before any Governmental Body in existence or, to the Knowledge of the Warrantors, threatened (a) against or affecting the Company, any of its Assets or the Business or any of its directors, officers or employees with respect to their activities as such directors, officers or employees, or (b) relating to the Transactions. The Company is not a party to or subject to the provisions of any Court Order.

Section 3.22 Permits. Except as set forth in Section 3.22 of the Disclosure Schedule, the Company owns or holds all material franchises and other material governmental permits, (including motor vehicle titles and current registrations and fuel permits) necessary for the operation of the Business (collectively, “Company Permits”). The Company has not received any written notice that any Governmental Body intends to modify, cancel, terminate or fail to renew any Company Permit. Except as set forth in Section 3.22 of the Disclosure Schedule, to the Knowledge of the Warrantors, no present or former officer, manager, member or employee of the Company or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Company Permits. The Company has conducted and is conducting the Business in compliance with the material requirements, standards, criteria and conditions set forth in the Company Permits and is not in violation of any of the foregoing, except where such non-compliance or violation would not have a Material Adverse Effect on the Company. Except as set forth in Section 3.05 or 3.22 of the Disclosure Schedule, the Transactions will not result in the termination of any Company Permit or result in a default of any Company Permit.

Section 3.23 Tax Matters.

(a) Except as set forth in Section 3.23 of the Disclosure Schedule, the Company has no Liability in respect of Taxation (whether actual or contingent) that is not fully disclosed or provided for in the Financial Statements and, in particular, has no outstanding liability for Taxation in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise or in respect of an Event occurring or deemed to occur on or before 31 May, 2005.

(b) The amount of the provision for deferred Taxation in respect of the Company contained in the Financial Statements was, at 31 May, 2005, adequate and fully in accordance with accounting practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to those carried on by the Company.

(c) Since 31 May, 2005:

(i) the Company has not been involved in any transaction which has given or may give rise to a Liability to Tax (or would have given or might give rise to such a Liability but for the availability of any Relief) other than Tax in respect of normal trading income or receipts arising from transactions entered into by it in the ordinary course of business;

(ii) no payment in excess of £1,000 has been made by the Company which will not be deductible for the purposes of corporation tax, either in computing the profits of the Company or in computing the corporation tax chargeable on it;

(iii) no disposal has taken place or other Event occurred which has or may have the effect of crystallizing a Liability to Tax which, if such disposal or Event had been planned or predicted at 31 May, 2005, should have been reflected in the provision for deferred tax contained in the Financial Statements; and

(iv) No accounting period of the Company has ended.

(d) All sums payable under any obligation incurred by the Company prior to Closing and which will continue to bind the Company after Closing have been and will continue to be deductible for the purposes of corporation tax, either in computing the profits of the Company or in computing the corporation tax or corresponding Tax chargeable on it.

(e) The Company has duly, and within any appropriate time limits, made all Tax Returns, given all notices and supplied all other information required to be supplied to all relevant Tax Authorities and has maintained all records required to be maintained for Tax purposes; all such information was and remains complete and accurate in all material respects and all such Tax Returns and notices were and remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as the Shareholders are aware are not likely to, reveal any transactions which may be the subject of any dispute with, or any enquiry raised, by any Tax Authority.

(f) The Company is not involved in any current dispute with any Tax Authority or is or has in the last six years been the subject of any investigation, audit or non-routine visit by any Tax Authority. So far as the Shareholders are aware there is no planned investigation, audit or non-routine visit by any Tax Authority and there are no facts which might cause such an investigation, audit or non-routine visit to be instituted.

(g) Within the past six years the Company has not paid nor is liable to pay, and there are no circumstances by reason of which it may become liable to pay to any Tax Authority, any penalty, fine, surcharge or interest in respect of Tax.

(h) No transaction in respect of which any consent or clearance was required or sought from any Tax Authority has been entered into or carried out without such consent or clearance having first been properly obtained and all information supplied to any Tax Authority or other appropriate authority in connection with any such consent or clearance fully and accurately disclosed all facts and circumstances material to the giving of such consent or clearance. Any transaction for which such consent or clearance was obtained has been carried out only in accordance with the terms of such consent or clearance and the application on which the consent or clearance was based and at a time when such consent or clearance was valid and effective. No facts or circumstances have arisen since any such consent or clearance was obtained which would cause the consent or clearance to become invalid or ineffective.

(i) No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the Company’s affairs.

(j) The Company is not a large company within the meaning of Regulation 3 of The Corporation Tax (Installment Payments) Regulations 1998. Each Group Company has made all payments of Tax required to have been made prior to Closing.

(k) The Company has made all deductions and retentions of or on account of Tax as it was or is obliged or entitled to make and all such payments of or on account of Tax as should have been made to any Tax Authority in respect of such deductions or retentions.

(l) All National Insurance contributions and sums payable to the Inland Revenue under the P.A.Y.E. system and any amounts of a corresponding nature payable to any foreign Tax Authority due and payable by the Company up to the date hereof have been paid and the Company has made all such deductions and retentions as should have been made under any applicable legislation and all regulations made thereunder.

(m) If the Company disposed of each of its assets (except trading stock and work-in-progress) for a consideration equal to the book value of that asset as shown in or adopted for the purposes of the Financial Statements to a person not connected with it and by way of bargain at arm’s length, no Liability to Tax would arise by reference to any actual or deemed gain and the Company has not acquired any such asset except by way of bargain at arm’s length and from an unconnected person.

(n) If the Company disposed of each of its assets, or of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge or corresponding Tax would arise on a disposal of any of those assets) for a consideration equal to their book value as shown in or adopted for the purpose of the Financial Statements, no balancing charge would arise in respect of any such asset or pool of assets under any legislation relating to capital allowances.

(o) The Company has never been a member of a group for the purposes of Chapter IV of Part X of the Taxes Act. The Company does not have, nor has it at any time had any interest in any other company.

(p) The Company is a close company as defined in section 414 of the Taxes Act.

(q) The Company does not have outstanding any loan to which the provisions of section 419 of the Taxes Act would apply.

(r) The Company is not a close investment holding company as defined in section 13A of the Taxes Act.

(s) Since its incorporation, the Company has not:

(i) made any distribution or deemed distribution within the meanings of section 209, 210 or 418 of the Taxes Act (distributions and deemed distributions) except as provided for in its audited accounts;

(ii) repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its share capital; or

(iii) capitalized or agreed to capitalize in the form of shares or debentures any profits or reserves of any class or description, or otherwise issued or agreed to issue share capital otherwise than wholly for new consideration (as defined in section 254 of the Taxes Act).

(t) All transactions entered into by the Company have been and are on fully arm’s length terms. There are no circumstances which could cause any Tax Authority to make any adjustment for Tax purposes, or require any such adjustment to be made, to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or attempted in fact.

(u) The Company is and has at all times been resident in its place of incorporation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). The Company is not subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

(v) The Company:

(i) is registered for the purposes of value added tax, has been so registered at all times that it has been required to be registered by VAT Legislation, and such registration is not subject to any conditions imposed by or agreed with the relevant Tax Authority;

(ii) has complied fully with and observed in all material respects the terms of VAT Legislation;

(iii) has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT Legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT Legislation;

(iv) is not and has not been treated as a member of a group for the purposes of VAT Legislation, and has not applied for such treatment; and

(v) is not and has not been subject under VAT legislation to any penalty liability notice, written warning of failure to comply, surcharge liability notice or requirement to give security as a condition of making taxable supplies.

(w) No assets of the Company are a capital item for the purpose of Part XV of the Value Added Tax Regulations 1995.

(x) All documents in the possession or under the control of the Company or to the production of which the Company is entitled which establish or are necessary to establish the title of the Company to any asset, or by virtue of which the Company has any right, have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom. All stamp duty land tax returns required to be filed by the Company have been filed within the appropriate time limits, and all stamp duty land tax required to have been paid as a result of any Event which has occurred before Closing has been paid. The Company has no liability or obligation (contingent or otherwise) to submit a further land transaction return.

Section 3.24 Employee Matters and Benefit Plans. A list of all the employee benefit plans are listed in Section 3.24 of the Disclosure Schedule. Except as so disclosed, the Company is not paying, and is not under any Liability (actual or contingent) to pay or secure (other than by payment of employers’ contributions under national insurance or social security legislation), any pension or other benefits on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.

Section 3.25 Labor and Employment Matters.

(a) A list of the names, jobs and material details of the terms of employment (including the emoluments) of every employee of the Company is set out in Section 3.25(a) of the Disclosure Schedule.

(b) Details of any benefit received by any employee otherwise than in cash, and of any benefit received by any employee in cash which is related to sales, profits, turnover or performance, or which is otherwise variable (other than normal overtime), are set out in Section 3.25(b) of the Disclosure Schedule.

(c) To the Knowledge of the Warrantors, each of the employees of the Company is entitled to lawfully work for the Company in the United Kingdom and each employee and the Company has received all necessary government authorizations and permits in relation to such employment. The Company is not in breach of any applicable United Kingdom or European Union laws in relation to the employment of the employees of the Company.

(d) Any contract of employment to which the Company is a party can be terminated by the Company without damages or compensation (other than that payable by statute) by giving at any time only the minimum period of notice applicable to that contract which is specified in section 86 of the Employment Rights Act 1996.

(e) No personnel are engaged by the Company on any basis other than its employees.

(f) No employee of the Company has given notice terminating his contract of employment or is under notice of dismissal and no amount due to or in respect of any employee or former employee of the Company is in arrears and unpaid other than his salary for the month current at the date of this agreement.

(g) Since the 5/31 Balance Sheet, no change has been made in the emoluments or other terms of engagement of any employee of the Company, and no such change, and to the Knowledge of the Warrantors, no negotiation or request for such a change, is due or expected within six months from the date of this Agreement.

(h) There is no dispute between the Company any trade union or other organization formed for a similar purpose existing, pending or threatened and there is no collective bargaining agreement or other arrangement (whether binding or not) to which the Company is a party.

(i) The Company has no outstanding undischarged liability to pay to any Government Body in any jurisdiction any contribution, taxation or the impost arising in connection with the employment or engagement of personnel by the Company.

(j) There are no claims threatened or pending against the Company by or in respect of any employee or former employee in respect of any accident or injury or in relation to any other matter arising from his employment or engagement.

(k) There are no facts Known to the Company which suggest that there is a claim against the Company under any applicable employment legislation.

Section 3.26 Environmental Matters. Except as described in Section 3.26 of the Disclosure Schedule, the Company is not in breach of any Environmental Laws relating to the Property. There are no outstanding claims or proceedings by any third party, including any environmental authority, against the Company with respect to any breach of Environmental Laws relating to the Property and to the Knowledge of the Warrantors, no such claims or proceedings have been expressly threatened. No written statutory or non-statutory complaints or statutory notices have been received by the Company in the two years before the date of this Agreement alleging or specifying any breach of Environmental Laws relating to the Property. All Environmental Consents have been obtained by the Company and have been complied with by the Company in all material respects.

Section 3.27 Competition and Trade Regulation. The Company is not nor or has it been a party to or is or has been concerned in any agreement or arrangement or is conducting or has conducted itself (whether by omission or otherwise) in a manner which infringes in any material respect Article 81 or 82 of the EC Treaty or section 2 or section 18 of the Competition Act 1998 or any other anti-trust or similar legislation in any jurisdiction in which the Company has assets or carries on the Business.

Section 3.28 Data Protection.

(a) The Company is duly registered as a data controller under the UK Data Protection Act 1998 and accurate and complete particulars of the relevant registration is set out in Section 3.28(a) of the Disclosure Schedule.

(b) The Company has complied with all relevant requirements of the UK Data Protection Act 1998.

(c) The Company has not received a notice (including any enforcement notice), letter or complaint from the data protection authorities alleging breach by it of the appropriate data protection legislation and the Warrantors have no Knowledge of any circumstances which exist which might give rise to any such notice, letter or complaint being served, given or made.

(d) No individual has been awarded compensation from the Company under the UK Data Protection Act 1998, no claim for such compensation is outstanding and the Warrantors have no Knowledge of any circumstances that exist which might lead to any claim for compensation being made.

(e) No order has been made against the Company for the rectification, blocking, erasure or destruction of any data under the UK Data Protection Act 1998, no application for such an order is outstanding and the Warrantors have no Knowledge of any circumstances that exist which might lead to any application for such an order being made.

(f) To the Knowledge of the Warrantors, no warrant has been issued under schedule 9 of the UK Data Protection Act 1998 authorizing any officers or servants of the relevant data protection authorities to enter any of the premises of the Company.

Section 3.29 Insolvency.

(a) No order has been made, nor to the Knowledge of the Warrantors has a petition been presented, and no meeting has been convened to consider a resolution and no resolution has been passed, for the winding up of the Company.

(b) No administration order has been made and to the Knowledge of the Warrantors no petition for such an order has been presented in respect of the Company.

(c) No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or all or any of its assets.

(d) No voluntary arrangement has been proposed to the Knowledge of the Warrantors under section 1 UK Insolvency Act 1986 of Great Britain in respect of the Company.

(e) The Company is not is insolvent, or unable to pay its debts within the meaning of section 123(1)(b) or (e) of the Insolvency Act 1986 of Great Britain, or has stopped paying its debts as they fall due.

(f) No unsatisfied judgment is outstanding against the Company.

(g) The Company was, and remains a bona fide purchaser for value in respect of certain assets of Rocko Limited (formerly Digital Union UK Limited) (now in administration) (“DUUK”) which were transferred from Rocko Limited to the Company pursuant to an asset sale agreement dated 28 April 2005 between Digital Union UK Limited, Carl Stuart Jackson and Nigel Ian Fox and the Company (the “DUUK Assets”).

(h) There has been no fraud against any creditors of Rocko Limited carried out by the Company in relation to the transfer of the Assets of DUUK and any Contract of DUUK from Rocko Limited to the Company.

(i) To the Knowledge of the Warrantors, the DUUK Administration was conducted properly through the date hereof by the Administrators in accordance with the provisions of the Insolvency Act 1986 (as amended).

(j) The Company has not received any written notice of, nor to the Knowledge of the Warrantors, have the Administrators received any written notice of, any creditor of DUUK or any other Person seeking to object to, modify, cancel or terminate, or otherwise materially affect, the DUUK Administration.

Section 3.30 Transactions with Affiliates. To the Knowledge of the Warrantors, no director, officer or employee of the Company owns, directly or indirectly, an interest in any Person that is a party to any Contract with the Company or conducts the same business as, or a similar business to, the Business.

Section 3.31 No Brokers or Finders. No Person acting on behalf of the Company or the Shareholders is entitled to any brokerage, finder’s, investment banking or similar fee in connection with the Transactions.

Section 3.32 Disclosure. No representation or warranty by any Shareholder in this Agreement, including the Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

Section 3.33 Warranty Experience. Historically, in preparing its financial statements, the Company has established a reserve for potential claims based upon theories of breach of any express or implied warranties in connection with the sale or distribution of goods or the performance of services by the Company. The amount of such reserve reflected on the 5/31 Balance Sheet, is nil. The Company has never drawn any material amount against this reserve. There are presently no warranty claims pending or, to the Knowledge of the Warrantors, threatened against the Company, and the Warrantors Know of no basis therefor.

ARTICLE IIIA.

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

Each Shareholder, severally with respect to himself or itself only, hereby represents and warrants on and as of the date hereof to the Buyer as follows:

Section 3A.01 Due Organization. To the extent that such Shareholder is not a natural Person, such Shareholder is duly organized, formed or constituted, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation and has all requisite corporate or other organizational power and authority to enter into this Agreement.

Section 3A.02 Authorization; Validity. Such Shareholder has the full power, authority and legal right to execute and deliver this Agreement and any other Transaction Document to which such Shareholder is a party and to perform such Shareholder’s obligations hereunder and thereunder. This Agreement and any other Transaction Document to which such Shareholder is a party has been duly executed and delivered by such Shareholder or by a duly authorized officer or representative of such Shareholder, if such Shareholder is not a natural Person, and this Agreement and any other Transaction Document to which such Shareholder is a party constitutes the legal, valid and binding obligations of such Shareholder enforceable against such Shareholder in accordance with its terms.

Section 3A.03 No Conflicts. The execution and delivery of this Agreement and the other Transaction Documents by such Shareholder and the performance of such Shareholder’s obligations hereunder and thereunder do not, and could not reasonably be expected to, constitute a default under (a) any Law or Court Order to which such Shareholder is subject or (b) to the extent such Shareholder is not a natural Person, the Charter Documents of such Shareholder, or the terms of any securities issued by such Shareholder; nor does or could such execution, delivery or performance, conflict with or result in a default under any term, condition or provision of any Contract or governmental permit to which such Shareholder is a party, by which such Shareholder may have rights or by which any of the Assets of such Shareholder may be bound or affected, or give any party with rights thereunder the right to receive notice of the Transaction, terminate, modify, accelerate or otherwise change the existing rights or obligations of such Shareholder thereunder.

Section 3A.04 Stock Ownership. Such Shareholder has the right to transfer the legal and beneficial title to the Shares registered in the name of such Shareholder. The Buyer shall be entitled to exercise all rights attached or accruing to such Shareholder’s Shares, including the right to receive all dividends, distributions or any return of capital declared paid or made by the Company on or after the Closing Date. As at the date of this Agreement such Shareholder (i) is the legal and beneficial owner of the Shares listed on Section 3A.04 of the Disclosure Schedule in the proportions listed thereon of the Disclosure Schedule opposite such Shareholder’s name, (ii) has good, valid and marketable title to such Shares of free and clear of all Encumbrances, (iii) does not own any shares or other securities of Company of any type whatsoever other than the Shares listed on Section 3A.04 of the Disclosure Schedule opposite such Shareholder’s name and (iv) is a resident of the jurisdiction set forth on Section 3A.04 of the Disclosure Schedule opposite such Shareholder’s name. As of the date of this Agreement, such Shareholder has not granted any interest in any of the Shares owned by such Shareholder, nor has such Shareholder granted any preemptive right, right of first refusal, or similar right, by Contract or otherwise, to any Person. The Shares owned by such Shareholder, when transferred pursuant to this Agreement by such Shareholder, will not be subject to any adverse claim.

Section 3A.05 Acquisition for Investment. The shares of Buyer Common Stock deliverable to such Shareholder under this Agreement are being acquired for investment for such Shareholder’s own account, and not with a view to the resale or distribution of any part thereof except as permitted by the Registration Rights and Lock Up Agreement. Such Shareholder has no agreement with any Person to sell, transfer, pledge, hypothecate or grant participations to such Person or to any third person, with respect to any of the shares of Buyer Common Stock deliverable to such Shareholder under this Agreement.

Section 3A.06 Disclosure of Information. Such Shareholder hereby acknowledges that such Shareholder has received a copy of this Agreement and the Registration Rights and Lock Up Agreement and all the information such Shareholder has requested in connection with deciding whether to accept the shares payable to such Shareholder under this Agreement. Such Shareholder has had an opportunity, if requested, to ask questions and receive answers from the Buyer regarding the terms and conditions of the business, properties, prospects and financial condition of the Buyer.

Section 3A.07 Reliance. Such Shareholder, if desired, has discussed with its legal, tax, financial and other advisors the suitability of an investment in the shares of Buyer Common Stock deliverable to such Shareholder under this Agreement. In making its decision to receive the Buyer Common Stock, such Shareholder has relied solely upon independent investigations made by it and, if desired, such legal, tax, financial and other advisors. No Shareholder is relying on advice or recommendation of the Buyer.

Section 3A.08 Investment Experience. Such Shareholder, either alone or with its legal, tax, financial and other advisors, has such knowledge and experience in financial or business matters that such Shareholder is capable of evaluating the merits and risks of the investment in the shares of Buyer Common Stock deliverable to such Shareholder under this Agreement.

Section 3A.09 Restricted Securities. Such Shareholder understands that the shares of Buyer Common Stock deliverable to such Shareholder under this Agreement are “restricted securities” under the Securities Act inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under the Securities Act such shares may be sold, transferred, pledged, hypothecated or otherwise disposed of without registration under the Securities Act only in certain limited circumstances. In the absence of an effective registration statement covering such shares of Buyer Common Stock or an available exemption from registration under the Securities Act, such shares of Buyer Common Stock deliverable to such Shareholder must be held indefinitely.

Section 3A.10 Regulation S Representations. As used in this Section 3A.10, the terms “offshore transaction,” “United States” and “U.S. Person” have the meanings given to them by Regulation S under the Securities Act. Each Shareholder hereby represents, warrants, acknowledges and agrees that:

(a) the Buyer Common Stock has not been registered under the Securities Act or with any securities regulatory authority in any jurisdiction;

(b) such Shareholder is not a U.S. person, or acquiring the Buyer Common Stock for the account or benefit of any U.S. person;

(c) such Shareholder is acquiring the Buyer Common Stock in an offshore transaction; and

(d) the Buyer Common Stock may not be resold, or offered for resale, or otherwise transferred, or be the subject of any hedging transaction prior to the expiration of a distribution compliance period (defined as one year after the Closing Date) unless such resale, offer for resale, other transfer or hedging arrangement in respect of the Buyer Common Stock is made (A) (1) outside the United States in compliance with Rule 904 under the Securities Act, (2) pursuant to an effective registration statement or (3) pursuant to an exemption from the registration requirements of the Securities Act, and (B) in accordance with all applicable securities laws of the states of the United States or any other applicable jurisdiction.

Section 3A.11 Legends. It is understood that the certificate evidencing the shares of Buyer Common Stock payable to each Shareholder under this Agreement in consideration of the such Shareholder’s Shares may bear the legends in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY IN ANY JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD OR THE SUBJECT OF ANY HEDGING TRANSACTION WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION, (2) AGREES THAT IT WILL NOT, PRIOR TO THE EXPIRATION OF A DISTRIBUTION COMPLIANCE PERIOD (DEFINED AS ONE YEAR AFTER THE CLOSING DATE WITH RESPECT TO THE SECURITIES), RESELL OR OTHERWISE TRANSFER OR ENTER INTO ANY HEDGING ARRANGEMENT IN RESPECT OF THIS SECURITY EXCEPT (A) (1) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (3) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT; AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THIS SECURITY.

THIS SECURITY IS SUBJECT TO THE LIMITATIONS ON TRANSFER CONTAINED IN A REGISTRATION RIGHTS AND LOCK UP AGREEMENT AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN ACCORDANCE THEREWITH. A COPY MAY BE OBTAINED FROM THE COMPANY.

THIS SECURITY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO VERTICALNET, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.”

Section 3A.12 No Brokers or Finders. No Person acting on behalf of such Shareholder is entitled to any brokerage, finder’s, investment banking or similar fee in connection with the Transactions.

Section 3A.13 Disclosure. No representation or warranty by such Shareholder in this Agreement, including his or its Schedules, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants on and as of the date hereof to each of the Shareholders as follows:

Section 4.01 Due Organization. The Buyer is a corporation duly organized and presently subsisting under the Laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, operate and lease its Assets and to carry on its business in the places and in the manner as now conducted. The Buyer is authorized, qualified or licensed in all jurisdictions where such authorization, qualification or license is required, except where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect on the Buyer or materially restrict the business, operations, results of operations, Assets, prospects or condition, financial or otherwise, of the Buyer.

Section 4.02 Authorization; Validity. The Buyer has the corporate power, authority and legal right to execute and deliver this Agreement and any Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and any Transaction Document to which the Buyer is a party and the performance of the Buyer’s obligations hereunder and thereunder have been duly authorized by all necessary corporate action. Each of this Agreement and such Transaction Documents has been duly executed and delivered on behalf of the Buyer by a duly authorized officer, and constitutes a legal, valid and binding obligation of the Buyer enforceable against it in accordance with its terms.

Section 4.03 No Conflicts. The execution and delivery of this Agreement and any Transaction Document to which the Buyer is a party and the performance of the Buyer’s obligations hereunder and thereunder do not, and could not reasonably be expected to, constitute a default under (a) any Law or Court Order to which the Buyer is subject or (b) the Charter Documents of the Buyer or any securities issued by the Buyer; nor does or could such execution, delivery or performance conflict with or result in a default under any term, condition or provision of any material Contract or governmental permit to which the Buyer is a party, by which the Buyer may have rights or by which any of the Assets of the Buyer may be bound or affected, or give any party with rights thereunder the right to notice to or to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Buyer thereunder. Except for filings with the SEC and the Nasdaq Stock Market, no authorization, approval or consent, and no registration or filing with, any Governmental Body is required in connection with the execution, delivery and performance of this Agreement by the Buyer or the consummation of the Transactions.

Section 4.04 Public Filings. Buyer has filed in a timely manner with the SEC all reports required to be filed pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, to be filed by Buyer since December 31, 2004 (collectively, and in each case including all amendments thereto, the “Public Documents”). As of their respective dates, except to the extent revised or superseded by a subsequent filing with the SEC, the Public Documents complied in all material respects with the requirements of the Exchange Act, and none of the Public Documents (including any and all financial statements included therein) as of such dates and as of the date hereof contained or contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included the Public Documents, including any amendments thereto, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and such financial statements present fairly, in all material respects, the consolidated financial position of Buyer and its subsidiaries at the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with U.S. GAAP.

Section 4.05 No Brokers or Finders. No Person acting on behalf of the Buyer is entitled to any brokerage, finder’s, investment banking or similar fee in connection with the Transactions.

Section 4.06 Buyer Common Stock. Upon issuance in accordance with this Agreement, the shares of Buyer Common Stock delivered to the Shareholders, including any shares of Buyer Common Stock issuable as an Earn Out Payment, if any, will be duly authorized, validly issued, fully paid and non-assessable. Until issued, the Buyer will maintain sufficient authorized but unissued shares of common stock to cover the issue of the maximum number of shares issuable with respect to the Earn Out Payment.

ARTICLE V.

COVENANTS

Section 5.01 Cooperation. Each Shareholder (for itself only) and the Buyer shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out the Transactions. Each of Lawton and Linsell shall take any and all actions reasonably necessary or appropriate and shall otherwise use his best efforts to assist the Buyer, the Company and the Buyer’s accountants in the preparation, audit and review of the necessary financial statements for filing with the SEC pursuant to Form 8-K under the Exchange Act within the time period specified therein in accordance with the Buyer’s reporting obligations under the Exchange Act.

Section 5.02 Publicity. Upon the Closing, the Parties shall issue a press release in form and substance mutually agreeable to the Parties. The timing, manner and content of all press releases (other than the press release referenced in the preceding sentence), public announcements and other public communications concerning this Agreement or the Transactions shall be subject to mutual agreement of the Shareholders’ Representative and Buyer, except, after consultation with the other to the extent practicable, as may be required by applicable Law or stock exchange requirements, including the rules and regulations of the Nasdaq Stock Market. The timing, manner and content of disclosures to the employees of the Company regarding this Agreement and the Transactions shall be subject to mutual agreement of the Shareholders and Buyer.

Section 5.03 Non-Competition; Confidentiality; Non-Solicitation.

(a) During the period beginning on the Closing Date and ending on the second anniversary thereof (the “Lawton Non-Competition Period”), neither Lawton nor any Affiliate of Lawton (each, a “Lawton Restricted Party”) shall, anywhere in the world, directly or indirectly, in any capacity, render services, engage or have a financial interest in, any business that shall be competitive with any of those business activities that have constituted part of the Business at any time during the 12 months prior to the date hereof, nor shall any Lawton Restricted Party assist any Person that shall be engaged in any such business activities, including making available any information or funding to any such Person provided that nothing in this Section 5.03(a) prevents any Lawton Restricted Party from holding for investment purposes only any units of any authorized unit trust or not more than five percent of any class of shares or securities of any company traded on any stock or investment exchange or similar trading facility. During the Lawton Non-Competition Period, each Lawton Restricted Party immediately shall inform any Person that inquires about the Business that Buyer has purchased the Company, and such Lawton Restricted Party shall promptly inform Buyer of such inquiry. If any Governmental Body determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, such Governmental Body is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each Lawton Restricted Party acknowledges, however, that this Section 5.03(a) has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business and the Company.

(b) During the period beginning on the Closing Date and ending on the first anniversary thereof (the “Non-Competition Period”), no Shareholder other than Lawton nor any Affiliate of any such Shareholder (each, a “Restricted Party”) shall, anywhere where the Company is currently engaging in business or is currently proposing to engage in business, including the United States, Canada, the United Kingdom, Australia, New Zealand, France, Italy, Spain, Belgium, Luxemburg, the Netherlands and Germany, directly or indirectly, in any capacity, render services, engage or have a financial interest in, any business that shall be competitive with any of those business activities that have constituted part of the Business at any time during the 12 months prior to the date hereof, nor shall any Restricted Party assist any Person that shall be engaged in any such business activities, including making available any information or funding to any such Person provided that nothing in this Section 5.03(b) prevents any Restricted Party from holding for investment purposes only any units of any authorized unit trust or not more than five percent of any class of shares or securities of any company traded on any stock or investment exchange or similar trading facility. During the Non-Competition Period, each Restricted Party immediately shall inform any Person that inquires about the Business that Buyer has purchased the Company, and such Restricted Party shall promptly inform Buyer of such inquiry. If any Governmental Body determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, such Governmental Body is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each Restricted Party acknowledges, however, that this Section 5.03 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business and the Company.

(c) No Shareholder will, at any time, represent that such Shareholder is continuing to carry on the Business, other than as specifically agreed to herein or as an employee of the Company.

(d) Each Shareholder recognizes and acknowledges that by reason of his, her or its involvement with the Business, such Shareholder has had access to the Intellectual Property of the Company. Each Shareholder further acknowledges that any Intellectual Property of the Company that is not in the public domain (“Confidential Information”) is a valuable and unique asset of the Company and hereby covenants for itself only that such Shareholder will not allow the disclosure of any such Confidential Information to any Person for any reason whatsoever, unless such information is in the public domain through no wrongful act of such Shareholder, such disclosure is required by applicable Law or such disclosure is permitted in the ordinary course of and within the scope of such Shareholder’s employment with the Company after the Closing Date.

(e) The terms of this Section 5.03 shall apply to any Restricted Party or Lawton Restricted Party that is not one of the Parties to the same extent as if it were a party hereto, and each Shareholder shall take whatever actions may be necessary to cause any of such Shareholder’s Affiliates to adhere to the terms of this Section 5.03.

(f) In the event of any breach or threatened breach by any Shareholder of any applicable provision of this Section 5.03, the Buyer shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of such Restricted Party, such Lawton Restricted Party or such Shareholder under this Section 5.03. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages under Article VI.

(g) During the Non-Competition Period, no Shareholder shall, directly or indirectly, solicit, induce or attempt to solicit or induce any vendor or customer of the Company to modify, terminate or otherwise cease its relationship with the Company except in the ordinary course of and within the scope of his employment with the Company after the Closing Date.

(h) During the Non-Competition Period, no Shareholder shall, directly or indirectly, recruit, hire or employ any Person who is an employee of the Company as of the Closing Date but so that this restriction shall not apply in respect of any such employee who responds to an advertisement generally made.

Section 5.04 Accounts Receivable Indemnity. In the event that the Shareholders are required to make an indemnification payment under Article VI for a breach of a representation or warranty under Section 3.07 hereof as a result of Account Receivables of the Company not having been collected within 90 days of the Closing (“Uncollected Accounts Receivable”) and following receipt of the indemnification payment the Buyer then receives payments for the Uncollected Accounts Receivable, the Buyer shall promptly remit such payments to the Shareholders.

Section 5.05 [Intentionally Omitted]

Section 5.06 Release. Each Shareholder hereby releases the Buyer, the Company, each other Shareholder and their respective directors, officers, employees, agents and Affiliates from any Loss, Liability or obligation arising out of or relating to any disparity in the total consideration paid to each Shareholder for his or its Shares or the disparity among the Shareholders with respect to their obligation to indemnify the Buyer.

Section 5.07 Deferred Compensation. The Shareholders shall cause each employee of the Company set forth on Schedule 5.07 to execute a letter agreement in form and substance satisfactory to the Buyer whereby such employee waives its right to any deferred compensation owed by the Company to such employee in exchange for the consideration set forth in such letter agreement.

Section 5.08 No Other Representations or Warranties. Neither the Buyer nor any Shareholder makes any representations or warranties in connection with the Transactions other than those set forth herein and in the Transaction Documents.

ARTICLE VI.

INDEMNIFICATION

Section 6.01 Indemnification.

(a) Subject to Sections 6.05, 6.06 and the other Sections in this Article VI, each Employee Shareholder severally shall indemnify, defend, protect and hold harmless the Buyer Indemnified Parties from, against and in respect of all Liabilities, fines, penalties, settlement payments and costs (including reasonable attorneys’ fees and expenses of investigation) (collectively, “Losses”) suffered, sustained, incurred or paid by the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly, the items set forth in paragraphs (i) – (v) below for a period commencing on the date hereof and ending on the date specified in the relevant paragraph that is:

(i) 18 months after the Closing, for any breach of any representation or warranty (other than a Tax Warranty and other than in relation to the representations and warranties given in Sections 3.03, 3.12 or 3A.04) of any Shareholder set forth in this Agreement, any Transaction Document or in any certificate or other writing delivered by any Shareholder in connection herewith and not otherwise covered by paragraphs (ii) – (v) below;

(ii) seven years after the Closing, for any breach of a Tax Warranty;

(iii) three years after the Closing, for any breach of any representation or warranty contained in Section 3.12;

(iv) 30 days after the date of expiration of the applicable statute of limitations, for:

(A) any breach of any representation or warranty contained in Sections 3.03 and 3A.04; and

(B) any breach of any covenant or agreement of any Shareholder set forth in this Agreement or any Transaction Document, except for the covenant and agreement of Lawton and Lindsell in the second sentence of Section 5.01.

(v) 30 days after the date of expiration of the applicable statute of limitations, for any Losses relating to, arising out of or in connection with the DUUK Administration, including Losses relating to, arising out of or resulting from claims of creditors of DUUK (except for claims of the creditors set forth on Schedule 6.01 in the amount set forth opposite such creditor’s name), the sale and transfer of the Assets of DUUK and any Contracts of DUUK to the Company and claims of any holder of DUUK securities.

(b) Subject to Sections 6.05, 6.06 and the other sections in this Article VI, Alphen Trading shall indemnify, defend, protect and hold harmless (i) the Buyer Indemnified Parties from, against and in respect of all Losses suffered, sustained, incurred or paid by the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly, any breach of any representation, warranty, covenant or agreement of any Shareholder set forth in this Agreement, any Transaction Document or any certificate or other writing delivered in connection herewith and not otherwise covered by paragraph (ii) below, and (ii) the Buyer Indemnified Parties from, against and in respect of all Losses suffered, sustained, incurred or paid by the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly, the DUUK Administration, including Losses relating to, arising out of or resulting from claims of creditors of DUUK (except for claims of the creditors set forth on Schedule 6.01 in the amount set forth opposite such creditor’s name), the sale and transfer of the Assets of DUUK and any Contracts of DUUK to the Company and claims of any holder of DUUK securities, for a period, in each case, commencing on the date hereof and ending on the first anniversary of Closing.

(c) Subject to the limitations of this Article VI, the Buyer shall indemnify, defend, protect and hold harmless each Shareholder and its Affiliates and each of their officers, directors and employees, (collectively, the “Shareholder Indemnified Parties”) from, against and in respect of all Losses suffered, sustained, incurred or paid by the Shareholder Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly, the items set forth in paragraphs (i) and (ii) below for a period commencing on the date hereof and ending on the date that is:

(i) 18 months after the Closing, for any breach of any representation or warranty of the Buyer set forth in this Agreement, any Transaction Document or in any certificate or other writing delivered by the Buyer in connection herewith and not otherwise covered paragraph (ii) below; and

(ii) 30 days after the date of expiration of the applicable statute of limitations, for any breach of any covenant or agreement of the Buyer set forth in this Agreement or any Transaction Document.

(d) Except as provided below in this Section 6.01 and Section 6.05, the Buyer Indemnified Parties, on the one hand, and the Shareholder Indemnified Parties, on the other hand, shall be entitled to indemnification for breaches of representations and warranties only when the aggregate amount of all of their respective Losses as a result of the Shareholders’, on the one hand, or the Buyer’s, on the other hand, breaches of representations and warranties exceeds $25,000 (the “Threshold”) and, if the Threshold is exceeded, to the extent such Losses exceed the Threshold up to an amount equal to the Indemnification Cap; provided, however, that no party may seek indemnification hereunder for any individual claim, or series of related claims, with respect to breaches of representations and warranties unless the amount of such claim or series of related claims exceeds Five Thousand Dollars ($5,000) (the “Minor Claim Threshold”), whereupon such party may seek indemnification for the entire amount of such claim or series of related claims. Notwithstanding the foregoing, neither the Threshold nor the Minor Claim Threshold shall not apply to (but the Indemnification Cap shall always apply to) (i) any breach of the representations or warranties under Sections 3.01, 3.02, 3.03, 3.08, 3.12, 3.23, 3.31, 3A.01, 3A.02, 3A.04, 3A.12, 4.01, 4.02, 4.03, 4.05 or 4.06, or in the related provisions of any certificates to be delivered at the Closing by the applicable Party or (ii) a breach of any representation or warranty of any Party that was made with an intent to mislead or defraud. In addition, the calculation of the Threshold and the Minor Claim Threshold under this Section 6.01 shall include any Losses incurred by any Buyer Indemnified Party or Shareholder Indemnified Party for which such Buyer Indemnified Party or Shareholder Indemnified Party would have been entitled to claim indemnification under this Article VI with respect to a breach of a representation or warranty but for such Losses being excluded as a result of the qualification of such representation or warranty by the Knowledge of a particular party, materiality, Material Adverse Effect or related exceptions.

(e) Notwithstanding any provision of this Agreement, in the Charter Documents of the Company, or in any agreement between the Company and any Shareholder to the contrary, in no event shall the Buyer or the Company be obligated to reimburse, contribute, indemnify or hold harmless any Shareholder for or in connection with any of the Liabilities of the Shareholders under this Article VI; provided, however, that the foregoing shall not waive or diminish the remedies of any Shareholder against the Buyer pursuant to the terms and conditions of this Agreement. No Shareholder shall have the right to exercise or assert, any right of contribution, right of indemnity or other right or remedy against the Company or the Buyer in connection with any indemnification obligation or any other Liability to which such Shareholder may become subject under or in connection with this Agreement; provided, however, that the foregoing shall not waive or diminish the remedies of any Shareholder against the Buyer pursuant to the terms and conditions of this Agreement.

(f) The Shareholders shall not be liable in respect of any breach of the representations, warranties, covenants and agreements in this Agreement if and to the extent that any Loss occasioned thereby has been recovered by the Buyer Indemnified Parties under the Tax Deed or has already been recovered under this Agreement by the Buyer Indemnified Parties.

Section 6.02 Indemnification Procedures. All claims or demands for indemnification under Section 6.01 shall be asserted and resolved as follows:

(a) In the event that any claim or demand for which a Party (the “Indemnifying Party”) would be liable to a Buyer Indemnified Party or a Shareholder Indemnified Party, as applicable (the “Indemnified Party”), hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand (the “Claim Notice”), specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand). The Indemnifying Party shall have 20 days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party’s liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim or demand, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take such action which the Indemnified Party shall reasonably deem necessary or appropriate to protect the Indemnified Party’s interests, provided that the Indemnifying Party shall not be liable for any additional Losses sustained by the Indemnified Party to the extent that such additional Losses are as a result of such filing or action. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim or demand, then, except as hereinafter provided, the Indemnifying Party shall have the right to defend (with counsel reasonably satisfactory to the Indemnified Party) by appropriate proceedings; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim in the Indemnified Party’s sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Article VI, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto.

(b) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any such claim or demand seeks material prospective relief which could have a materially adverse effect on the business, operations, results of operations, Assets, prospects or condition, financial and otherwise, of any Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such claim or demand and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

(c) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a Liability of the Indemnifying Party hereunder.

(d) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible; provided that no Indemnifying Party shall be obligated to indemnify the Indemnified Party until such potential or contingent claim or demand results in a Loss to the Indemnified Party. The Indemnified Party’s failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any Liability which the Indemnifying Party may have to the Indemnified Party except to the extent that such failure materially and adversely prejudices the Indemnifying Party.

Section 6.03 Exceptions to Limitations. Except as set forth in Section 5.08, nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that any Party has, or might have, at law, in equity or otherwise, against any other Party, based on any fraudulent action, intentional misrepresentation or intentional breach of any warranty or representation.

Section 6.04 Effect of Investigation or Knowledge.

(a) The Buyer shall not be entitled to indemnification hereunder with respect to a breach by the Shareholders of any representations and warranties of the Shareholders hereunder that the Buyer’s Representatives (as defined below) had actual knowledge of on the date hereof where such actual knowledge was acquired because the events, circumstances and consequences thereof were clear on their face from information disclosed by the Shareholders on the Disclosure Schedule; provided, however, that the foregoing limitation shall not apply to breaches of the representations and warranties arising from or relating to the DUUK Administration, including claims of creditors of DUUK, the sale and transfer of the Assets of DUUK and any Contract of DUUK to the Company and claims of any shareholders of DUUK. For purposes of this Section 6.04, “Buyer’s Representatives” shall mean Gene Godick and Christopher Kuhn. Except and only to the extent provided in the foregoing sentence, any claim by an Indemnified Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Indemnified Party.

Section 6.05 Shareholders and Buyer Liability.

(a) In the event that a Buyer Indemnified Party seeks to satisfy any Losses and the set-off rights of the Buyer hereunder and the value of the Escrow Shares fail to fully satisfy the amount of such Losses, such Buyer Indemnified Party may seek payment on account of the unsatisfied amount of such Losses from each Shareholder in an amount up to such Shareholder’s Pro Rata Share of such Losses, subject to the limitations set forth in Section 6.05(e).

(b) In the event a Shareholder shall become obligated to make any payment to a Buyer Indemnified Party as a result of such Shareholder’s indemnification obligations hereunder, such Shareholder shall have the right to make such payment in cash or in shares of Buyer Common Stock, which shares of Buyer Common Stock shall be valued for this purpose at the Price Per Share; provided, however, that the foregoing shall not relieve such Shareholder of its obligations hereunder and to the extent such Shareholder does not have shares of Buyer Common Stock (whether acquired hereunder or subsequently howsoever) available to deliver in satisfaction of such Shareholder’s indemnification obligation, such Shareholder shall be obligated to make such payment to the Buyer Indemnified Party in cash in immediately available funds.

(c) No Shareholder shall have any obligation to indemnify any Buyer Indemnified Party for any Losses of such Buyer Indemnified Party in excess of such Shareholder’s Pro Rata Share of the Loss for any claims brought by a Buyer Indemnified Party prior to the first anniversary of the Closing Date, whether or not such claim is finally resolved on the first anniversary of the Closing Date; provided, however, Alphen Trading shall have no obligation to indemnify any Buyer Indemnified Party for any claims for indemnification first asserted after the first anniversary of the Closing Date.

(d) No Employee Shareholder shall have any obligation to indemnify any Buyer Indemnified Party for any Losses of such Buyer Indemnified Party in excess of such Employee Shareholder’s Revised Proportionate Share of the Loss for any claims first brought by a Buyer Indemnified Party after the first anniversary of the Closing Date.

(e) The Buyer shall have no liability hereunder beyond the Initial Stock Value plus the Earn Out Value. For the avoidance of doubt, except in the case of fraud (i) the maximum liability of each Shareholder in respect of each Loss of a Buyer Indemnified Party under or in connection with any of the Transaction Documents shall not exceed, in the case of each Employee Shareholder, their Pro Rata Share of such Loss or, as the case may be after the first anniversary of Closing, their Revised Proportionate Share of such Loss and, in the case of Alphen Trading, their Pro Rata Share of such Loss; and (ii) the maximum aggregate liability of each Shareholder in respect of all claims under the Transaction Documents shall not exceed the Indemnification Cap specified for each such Shareholder. Except in the case of fraud, the Buyer hereby waives and shall procure that any Buyer Indemnified Party shall waive any claim that it may have under any Transaction Document if and to the extent that the Indemnification Cap of any Shareholder under the Transaction Documents would otherwise thereby be exceeded. To that extent that any claim arises as a result of the fraud of a Shareholder, the limits referred to above shall only be removed in relation to that Shareholder and to no other Shareholder.

(f) No Party shall be obligated to indemnify any Person under this Agreement for any Losses suffered by such Person after the Closing Date as a result of any statute, rule or regulation enacted by a Governmental Body after the Closing Date.

(g) In the event a Buyer Indemnified Party brings any claim for indemnification for any Losses sustained or incurred by such Buyer Indemnified Party under this Agreement against any Shareholder, other than Losses sustained as a result of a Shareholder’s breach of his or its respective representations and warranties set forth in Article IIIA, then each Shareholder shall be liable to such Buyer Indemnified Party for its Pro Rata Share or Revised Proportionate Share, as applicable, of such Losses and no consideration shall be given to the relative fault of any Shareholder for causing such Losses.

Section 6.06 Exclusive Remedy. Except as expressly otherwise set forth herein and in the Tax Deed, from and after the Closing Date, the rights and remedies of each Indemnified Party under this Article VI are the sole and exclusive rights and remedies of such Indemnified Party with respect to the matters set forth in this Agreement and the Tax Deed, other than with respect to claims for fraud. EACH PARTY HEREBY WAIVES, RELEASES AND DISCHARGES, FOR ITSELF AND ON BEHALF OF ALL OF ITS AFFILIATES, ALL RIGHTS TO, AND NO PARTY SHALL HAVE ANY OBLIGATION FOR, ANY DAMAGES, WHETHER IN CONTRACT OR IN TORT, AT LAW OR IN EQUITY, FOR THE MATTERS SET FORTH IN THIS AGREEMENT OR THE TAX DEED , OTHER THAN THOSE EXPRESSLY PROVIDED FOR UNDER THIS AGREEMENT OR THE TAX DEED.

Section 6.07 [Intentionally Omitted]

Section 6.08 Tax on Payments. The Parties shall treat any indemnification payment hereunder or under the Tax Deed as an adjustment to purchase price (meaning the sum of Initial Stock Value and Earn Out Value).

ARTICLE VII.

GENERAL

Section 7.01 Assignment and Binding Effect. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, administrators, personal representatives, successors and permitted assigns of the Parties.

Section 7.02 Entire Agreement; Amendment; Waiver. This Agreement and the Transaction Documents set forth the entire understanding of the Parties with respect to the Transactions and the matters referred to in the Transaction Documents. Each of the Schedules and Exhibits to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings and representations between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the Transaction Documents. This Agreement shall not be amended or modified except by a written instrument duly executed by Alphen Trading, the Shareholders’ Representative and the Buyer. Any extension or waiver by the Buyer of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of the Buyer. Any extension or waiver by Alphen Trading of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of Alphen Trading. Any extension or waiver by the Employee Shareholders of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of the Shareholders’ Representative.

Section 7.03 Negotiated Agreement. Each Party hereby acknowledges that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party and construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 7.04 Counterparts. This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered (which deliveries may be made by facsimile) shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument. It shall not be necessary when making proof of this Agreement to produce or account for more than one such counterpart.

Section 7.05 Expenses. All fees, expenses and disbursements incidental to the preparation of this Agreement and the Transaction Documents, the carrying out of the provisions of this Agreement and the consummation of the Transactions contemplated hereby shall be paid by the Person incurring such amounts, except that the Buyer shall pay at Closing up to $75,000 of the expenses incurred by the Shareholders with respect to the sale of the Shares (the “Assumed Transaction Expenses”) upon the Shareholders providing documentation to the reasonable satisfaction of the Buyer of the amount and purpose of the Assumed Transaction Expenses. The Buyer shall pay an additional $10,000 in Assumed Transaction Expenses within two Business Days after the Closing Date.

Section 7.06 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed received on the day delivered personally or sent by facsimile (with confirmation of receipt), or on the second Business Day after sent by recognized overnight courier service, as follows:

If to Buyer:

Verticalnet, Inc.

400 Chester Field Parkway

Malvern PA 19355

Attn: Legal

Facsimile: 610-240-9470

with a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attention: James W. McKenzie, Jr., Esq.

Facsimile: 215-963-5001

If to the Employee Shareholders and/or the Shareholders’ Representative:

Patrick Lawton

Flat 4, 56 Epsom Road

Guildford, Surrey GU1 3LF

United Kingdom

with a required copy to:

Charles Russell LLP

Buryfields House, Bury Fields

Guildford, Surrey, GU2 4AZ

United Kingdom

Attention: Juliette Smith

Facsimile: 011 44 1483 252556

If to Alphen Trading:

20 Balderton Street

London

W1

Attention: Brett Palos

Facsimile:[+] 011 44 207 307 0906

with a required copy to:

Charles Russell LLP

Buryfields House, Bury Fields

Guildford, Surrey, GU2 4AZ

United Kingdom

Attention: Juliette Smith

Facsimile: 011 44 1483 252556

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.

Section 7.07 Arbitration. All disputes under this Agreement shall be settled by arbitration in New York, New York, before a panel of three arbitrators pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association. Arbitration may be commenced at any time by the Buyer or the Shareholders by giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 7.07. The Buyer, on the one hand, and the Shareholders, on the other hand, shall select one of the arbitrators within 15 days after the date of the notice of arbitration described above; and each shall give the other written notice of the name, and address of the arbitrator it selected. The two arbitrators so selected shall jointly agree on the selection of the third arbitrator, but if they do not so agree within 30 days after the date of the notice of arbitration described above, the selection of the third arbitrator shall be made pursuant to the rules from the panels of arbitrators maintained by the American Arbitration Association. The third arbitrator may not have had any past or present relationship with or interest in any of the Parties or any of their respective Affiliates. Any award rendered by the arbitrators shall be conclusive and binding upon the Parties; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the Parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made by any Party with respect to any dispute, claim or other matter after the date on which litigation based on such dispute, claim or other matter would be barred by the applicable statute of limitations. Each Party shall pay its own expenses of arbitration and the expenses of the arbitrator selected by it, and the expenses of the third arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

Section 7.08 New York Law to Govern; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive Laws of any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 7.09 Consent to Jurisdiction; Service of Process.

(a) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the State of New York sitting in New York, New York or any Federal court of the United States of America sitting in the Southern District of New York and any appellate court from any thereof for recognition or enforcement of any award or opinion of the arbitrators referred to in Section 7.07 relating to the transactions contemplated by this Agreement, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any action or proceeding that the arbitrators referred to in Section 7.07 do not have jurisdiction or authority over may be heard and determined in such court of the State of New York or, to the extent permitted by law, in such Federal court. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any court of the State of New York sitting in New York, New York or any Federal court of the United States of America sitting in the Southern District of New York. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the Parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 7.06. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 7.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstance in any other jurisdiction or to other Persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

Section 7.11 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of Parties and, in the case of Article VI, each Indemnified Party, and their heirs, administrators, personal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

Section 7.12 Shareholders’ Representative.

(a) Each Employee Shareholder does hereby appoint Lawton as such Employee Shareholder’s true and lawful attorney-in-fact and agent (the “Shareholders’ Representative”), to act on behalf of such Employee Shareholder in any litigation, arbitration or other matter involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such Contracts, certificates and other documents as the Shareholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, the power:

(i) to give and receive notices and communications;

(ii) to receive funds and give receipts therefor;

(iii) to receive service of process with respect to any claim under this Agreement;

(iv) to agree to, negotiate, execute and deliver Contracts, documents and instruments;

(v) to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Buyer Indemnified Party against any Employee Shareholder or by any such Employee Shareholder against the Buyer or any dispute between any Buyer Indemnified Party and any such Employee Shareholder; and

(vi) to take or refrain from taking all other action, and execute and deliver all additional Contracts, documents, certificates and instruments, as the Shareholders’ Representative may deem necessary or appropriate in connection with the transactions contemplated by this Agreement.

Such agency may be changed by the Employee Shareholders from time to time upon not less than 10 days prior written notice to the Buyer; provided, however, that the Shareholders’ Representative may not be removed unless a majority in interest (based on the aggregate number of Shares held by the Employee Shareholders at the Closing) of the Employee Shareholders agree to such removal and to the identity of the substituted agent. A vacancy in the position of the Shareholders’ Representative may be filled by the affirmative vote of a majority in interest (based on the aggregate number of Shares held by the Employee Shareholders at the Closing) of the Employee Shareholders. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall not receive any compensation for his services. Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from the Employee Shareholders.

(b) The Shareholders’ Representative shall not be liable to the Employee Shareholders for any lawful and proper act done or omitted hereunder as Shareholders’ Representative while acting in good faith and in the absence of fraud, gross negligence or willful misconduct. The Employee Shareholders shall indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of the Shareholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders’ Representative. A decision, act, consent or instruction of the Shareholders’ Representative, including to an amendment, extension or waiver of this Agreement pursuant to Section 7.02, shall constitute a decision of the Employee Shareholders and shall be final, binding and conclusive upon the Employee Shareholders; and the Buyer may conclusively and absolutely, rely, without any inquiry, upon any such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of the Employee Shareholders. The Buyer and the Company are hereby relieved from any liability to any Person, including any Employee Shareholder, for any acts done by them in accordance with or reliance on such decision, act, consent or instruction of the Shareholders’ Representative.

(c) The authority granted hereunder is deemed to be coupled with an interest.

(d) All notices or other communications required to made or delivered by the Buyer to the Employee Shareholders shall be made to the Shareholders’ Representative for the benefit of the Employee Shareholders.

Section 7.13 Shareholder Release. In consideration of the Purchase Price to be received by each Shareholder in the Transactions, each Shareholder, on behalf of itself and its Affiliates (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges the Company and its subsidiaries, and their directors, officers, employees, agents, Shareholders and representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, damages, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) which the Releasors can, shall or may have against the Released Parties related to or arising from any relationship the Releasors had or may have had with any of the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue based on matters now unknown as well as known as of the date hereof (collectively, the “Released Claims”). The Releasors hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. This Section 7.13 shall not be deemed to waive or diminish the remedies of the any Shareholder against the Buyer pursuant to the terms and conditions of this Agreement.

Section 7.14 Disclosure Schedule. The Disclosure Schedule shall be arranged in two Sections; Section 2 of the Disclosure Schedule (entitled “General Disclosures”), and Section 3 (entitled “Specific Disclosures”), in which there are specified numbered sections corresponding to the Sections and subsections of this Agreement to which they relate. Each of the disclosures contained in Section 2 of the Disclosure Schedule (General Disclosures) shall apply to and shall be deemed to disclose an exception to the representations and warranties to which it is relevant. However, nothing contained in Section 3 of the Disclosure Schedule (Specific Disclosures) shall be deemed to disclose an exception to a representation or warranty made herein, unless such exception is identified specifically in the applicable Schedule and shall be complete with cross references where appropriate which, in such case, shall constitute the only valid disclosure with respect to such Section(s) hereof.

Section 7.15 Other Remedies; Specific Performance. Subject to the provisions of Article VI and except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereby acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each of the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in any court having jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 7.16 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.17 Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” (e) references to “hereunder” or “herein” relate to this Agreement and (f) section, subsection, paragraph, schedule and exhibit references are to this Agreement unless otherwise specified.

Section 7.18 Survival. The representations and warranties contained in this Agreement or any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing through the date that is 18 months after the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 3.03 and 3A.04 shall survive in perpetuity, (ii) the representations and warranties contained in Section 3.12 shall survive until the third anniversary of the Closing Date and (iii) the representations and warranties contained in Section 3.23 shall survive until the seventh anniversary of the Closing Date. All covenants and agreements contained in this Agreement that contemplate or provide for any rights, obligations or actions of any Party after the Closing shall survive the Closing until they are fully performed in accordance with their terms. Each representation, warranty, covenant and agreement contained in this Agreement is independent of each other representation, warranty, covenant and agreement contained in this Agreement.

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BUYER:

VERTICALNET, INC.

By: /s/ Gene S. Godick
Name: Gene S. Godick
Title: Executive Vice President and
Chief Financial Officer

SHAREHOLDERS:

/s/ Patrick Lawton

PATRICK LAWTON

/s/ Brent Summers

BRENT SUMMERS

/s/ Peter Linsell

PETER LINSELL

/s/ Andrew Knotts

ANDREW KNOTTS

/s/ Colin Robertson

COLIN ROBERTSON

ALPHEN TRADING LIMITED

By:	/s/ Simon Groom

Name: Simon Groom

Title: Director of SH Associates Limited, the sole director of Alphen Trading Limited

Solely for the purposes of agreeing to the appointment contained in Section 7.12 and any obligation incumbent upon the Shareholders’ Representative contained in this Agreement:

SHAREHOLDERS’ REPRESENTATIVE:

/s/ Patrick Lawton

PATRICK LAWTON